Exhibit 10.1

STOCK PURCHASE AGREEMENT

by and among

AUDIOEYE, INC., as Buyer,

MARK SHAPIRO

KIM TESTA

GARRY HARSTAD,

KEN BERQUIST

and

BETASPRING FUND 100, LLC, as Sellers

and

Mark Shapiro, as Sellers’ Representative

FOR THE ACQUISITION OF

BUREAU OF INTERNET ACCESSIBILITY INC.

Dated March 9, 2022

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4.2	Authority; Non-Contravention	31
4.3	Investment Intent	31
4.4	Pending Actions	31
4.5	Finders or Investment Bankers	31
4.6	Purchase Price	31

ARTICLE V Covenants		32

5.1	General, After Closing	32
5.2	Confidentiality	32
5.3	Tax Matters	33
5.4	Covenant Not to Compete and Related Covenants	34
5.5	Post-Closing Access	35
5.6	Employee Matters	36

ARTICLE VI Indemnification		36

6.1	Survival of Representations, Warranties and Covenants	36
6.2	Indemnity	36
6.3	Additional Indemnity Provisions	38
6.4	Indemnification Procedures	39
6.5	Effect of Purchase Price Adjustment	40
6.6	Indemnification Adjusts Purchase Price for Tax Purposes	41
6.7	Exclusive Remedy	41
6.8	Indemnity Escrow	41

ARTICLE VII Miscellaneous		41

7.1	Amendment and Modification	41
7.2	Waiver of Compliance; Consents	41
7.3	Press Releases and Public Announcements	41
7.4	Notices	42
7.5	Assignment; Third-Party Beneficiaries	42
7.6	Legal Representation	42
7.7	Rules of Interpretation; Certain Definitions	42
7.8	Governing Law	45
7.9	Counterparts	45
7.10	Entire Agreement	45
7.11	Schedules; Certificates	45
7.12	Severability; Blue-Pencil	45
7.13	Equitable Remedies	45
7.14	Expenses	46
7.15	Dispute Resolution; Jurisdiction, Venue and Waiver of Jury Trial	46
7.16	Sellers’ Representative	47

ii

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is dated as of March 9, 2022, by and among (i) AudioEye, Inc., a Delaware corporation (“Buyer”), (ii) (A) Mark Shapiro (“Shapiro”), (B) Kim Testa, (C) Garry Harstad, (D) Ken Berquist and (E) Betaspring Fund 100, LLC, a Delaware limited liability company (collectively, “Sellers”) and (iii) Mark Shapiro, in his capacity as the Sellers’ representative (the “Sellers’ Representative”), for the purchase and sale of all of the issued and outstanding equity interests of Bureau of Internet Accessibility Inc., a Delaware corporation (the “Company”). Buyer, Sellers and Sellers’ Representative are each sometimes also referred to herein as a “Party” and together as the “Parties.”

Recitals

A.            Sellers collectively own all of the issued and outstanding shares of capital stock of the Company (the “Shares”). The Shares are the only issued and outstanding shares of capital stock or equity interests of the Company.

B.            Sellers desire to sell to Buyer, and Buyer desires to acquire from Sellers, the Shares upon the terms and subject to the conditions set forth in this Agreement (such purchase and sale, along with the other transactions contemplated by this Agreement, the “Transactions”).

Agreement

In consideration of the foregoing and the representations, warranties, covenants and agreements in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Party hereby agrees as follows:

ARTICLE I
Terms of the Transactions

1.1            Sale and Purchase of Shares. Upon and subject to the terms herein, at Closing, each Seller will sell, transfer and assign to Buyer, and Buyer will purchase from each Seller, all of the Shares owned by Sellers, free and clear of any Liens and Taxes, which constitute all of the issued and outstanding shares of capital stock or equity interests of the Company.

1.2            Purchase Price.

(a)            The closing aggregate consideration to be paid by Buyer to Sellers for the Shares shall be $5,000,000.00 (the “Base Closing Amount”), as adjusted pursuant to Sections 1.2(b) and 1.4(a), payable in the form of cash as set forth in Section 1.3. Following the Closing, the Purchase Price shall be adjusted as set forth in Section 1.4.

(b)            The aggregate cash purchase price to be paid at the Closing for all of the Shares is equal to:

(i)            $5,000,000.00; less

(ii)           Estimated Debt; plus

(iii)          Estimated Closing Company Cash; less

(iv)          Estimated Transaction Expenses; less

(v)           the amount, if any, by which Target Net Working Capital exceeds Estimated Net Working Capital; plus

(vi)          the amount, if any, by which Estimated Net Working Capital exceeds Target Net Working Capital (collectively, the “Closing Purchase Price”).

(c)            The Closing Purchase Price, as such amount is adjusted pursuant to the terms of this Agreement, including Section 1.4 and any indemnification payments made pursuant to ARTICLE VI, or by any Anniversary Payment or Earn-Out Payment paid to Sellers pursuant to Section 1.5, is referred to herein as the “Purchase Price.”

1.3            Payment of Closing Purchase Price at Closing. Upon and subject to the terms herein, at the Closing, Buyer will make the following payments:

(a)            Buyer will deliver, from the Closing Purchase Price, (x) $250,000.00 (the “Adjustment Escrow Amount”) and (y) $750,000.00 (the “Indemnity Escrow Amount”) to the Escrow Agent to be held pursuant to the terms of this Agreement and the Escrow Agreement;

(b)            Buyer will pay, on the Company’s behalf, the Transaction Expenses, by wire transfer of immediately available funds to the accounts designated in writing by the payee of the applicable Transaction Expense; and

(c)            Buyer will deliver to each Seller its respective pro rata share of the remaining Closing Purchase Price (after making the payments in the preceding clauses of this Section 1.3) in the amount set forth opposite such Seller’s name (the “Pro Rata Share”) on Schedule I (the “Allocation Schedule”), by wire transfer of immediately available funds to the account designated by such Seller in writing at least two Business Days before the Closing.

1.4            Purchase Price Adjustment.

(a)            Pre-Closing Statement. Prior to the date hereof, Sellers’ Representative has or has had delivered to Buyer a written statement (the “Pre-Closing Statement”) containing Sellers’ good faith estimate of (i) Net Working Capital (“Estimated Net Working Capital”) as of 11:59 p.m. Eastern Time on the Closing Date (the “Measurement Time”); (ii) Company Cash as of the Measurement Time (the “Estimated Closing Company Cash”); (iii) Debt as of the Measurement Time (the “Estimated Debt”); and (iv) Transaction Expenses (the “Estimated Transaction Expenses”), in each case (x) prepared in accordance with United States generally accepted accounting principles, consistently applied (“GAAP”), applied in a manner consistent with the accounting principles, policies and practices that were used to prepare the 2021 Financial Statements, and the terms of this Agreement, and (y) ignoring any transactions entered into by Buyer by or on behalf of the Company on the Closing Date.

(b)            Buyer’s Preparation of the Statement. Within 120 days after the Closing Date, Buyer will prepare and deliver to Sellers’ Representative a written statement (the “Final Statement”), in each case prepared in accordance with GAAP applied in a manner consistent with the accounting principles, policies and practices that were used to prepare the 2021 Financial Statements, and the terms of this Agreement, and ignoring any transactions entered into by Buyer by or on behalf of the Company on the Closing Date setting forth, in reasonable detail, Buyer’s determination of (i) Net Working Capital as of the Measurement Time (“Closing Net Working Capital”); (ii) Company Cash as of the Measurement Time (“Closing Company Cash”); (iii) Debt as of the Measurement Time (“Closing Debt”); and (iv) Transaction Expenses (“Closing Transaction Expenses”). Sellers’ Representative and Buyer will give each other and their representatives and, where applicable, the Accountant reasonable access during normal business hours and on reasonable advance notice to any relevant personnel, properties, and books and records of the Company for purposes of completing the matters contemplated in this Section 1.4. The final determination of Closing Net Working Capital, Closing Company Cash, Closing Debt and Closing Transaction Expenses pursuant to this Section 1.4 is the “Final Net Working Capital,” “Final Closing Company Cash,” “Final Closing Debt,” and “Final Closing Transaction Expenses,” respectively.

(c)            Sellers’ Representative’s Response to the Final Statement. The Closing Net Working Capital, Closing Company Cash, Closing Debt and Closing Transaction Expenses set forth in the Final Statement will become final and binding upon the Parties 30 days after Buyer gives the Final Statement to Sellers’ Representative, unless Sellers’ Representative gives written notice, in reasonable detail (including the disputed amounts, proposed correcting adjustments and the reasons for such adjustments), of its disagreement (a “Notice of Disagreement”) to Buyer before the end of such 30-day period. The Notice of Disagreement shall state Sellers’ Representative’s determination of Closing Net Working Capital, Closing Company Cash, Closing Debt and Closing Transaction Expenses. If Sellers’ Representative gives a valid Notice of Disagreement before the end of such 30-day period stated above, then Final Net Working Capital, Final Closing Company Cash, Final Closing Debt, and Final Closing Transaction Expenses will become final and binding on the Parties upon the earlier of (A) the date the Parties resolve in writing any differences they have with respect to all items specified in such Notice of Disagreement or (B) the date any disputed items are finally resolved in writing by an independent regionally recognized public accounting firm agreed upon by Buyer and Sellers’ Representative in writing (the “Accountant”). Any item or amount in, or omitted from, the Final Statement that Sellers’ Representative does not disagree with in the Notice of Disagreement will be final and binding on the Parties in the manner stated in, or omitted from, the Final Statement.

(d)            Resolving Matters in Notice of Disagreement. During the 30-day period after a valid Notice of Disagreement is given, Sellers’ Representative and Buyer will attempt in good faith to resolve in writing any differences that they have regarding any item in such Notice of Disagreement; provided that such negotiations will not be discoverable or communicated to the Accountant. If, at the end of such 30-day period, Sellers’ Representative and Buyer have not reached agreement on all such items, either Sellers’ Representative or Buyer may engage and submit the items that remain in dispute to the Accountant for review and resolution as an expert, and not as an arbitrator. Buyer and Sellers’ Representative will jointly engage the Accountant and will enter into an engagement letter with the Accountant promptly after retention, which may include customary indemnification, confidentiality and other provisions proposed by the Accountant. Sellers’ Representative and Buyer will cooperate with the Accountant in good faith and in all reasonable respects as may be requested by the Accountant, including providing the Accountant reasonable access during normal business hours and on reasonable advance notice to any relevant personnel, properties, and books and records of the Company. Sellers’ Representative and Buyer will cause the Accountant to limit its review and determination to those items set forth on the Notice of Disagreement that remain in dispute and that relate to accounting matters. The final determination of the Accountant will be made in strict accordance with the terms of this Agreement (including the definitions of Closing Net Working Capital, Closing Company Cash, Closing Debt and Closing Transaction Expenses). The Accountant will render its written report resolving such items in dispute as soon as possible after completion of written submissions to the Accountant. The Accountant will determine the items in dispute solely based on written submissions made by Sellers’ Representative and Buyer (and their respective representatives) consistent with the terms hereof (and not by independent review) which submissions, respectively, will be submitted to the Accountant and the other Party within 30 days after the Accountant is engaged. The Accountant will not assign a value to any disputed item that is greater than the greater value for such disputed item claimed by either Sellers’ Representative or Buyer in its written submission or less than the lesser value for such item claimed by either Party in its written submission. All disputed matters resolved pursuant to a final written report of the Accountant will be final, conclusive and binding on the Parties hereto absent manifest error.

(e)            Allocation of Fees and Expenses. Each of Buyer, on the one hand, and Sellers’ Representative (on behalf of Sellers), on the other hand, will pay its own costs and expenses incurred in connection with any dispute resolution pursuant to this Section 1.4. The fees and expenses of the Accountant incurred pursuant to this Section 1.4 shall be borne by Sellers’ Representative (on behalf of Sellers) and Buyer in proportion to the final allocation made by such Accountant of the disputed items weighted in relation to the claims made by Sellers’ Representative and Buyer, such that the prevailing party pays the lesser proportion of such fees and expenses. For example, if Sellers’ Representative claims that the appropriate adjustments are $1,000 greater than the amount determined by Buyer and if the Accountant ultimately resolves the dispute by awarding to Sellers $300 of the $1,000 contested amount, then the fees and expenses of the Accountant will be allocated 30% (i.e., 300 ÷ 1,000) to Buyer and 70% (i.e., 700 ÷ 1,000) to Sellers.

(f)            Adjustment to Purchase Price and Payments.

(i)            The amount, if any, by which the sum of Final Net Working Capital plus Final Closing Company Cash less Final Closing Debt less Final Closing Transaction Expenses (such sum, the “Final Adjustment Amount”) exceeds the sum of Estimated Net Working Capital plus Estimated Closing Company Cash less Estimated Debt less Estimated Transaction Expenses (such sum, the “Estimated Adjustment Amount”) is referred to as the “Positive Adjustment” and the amount, if any, by which the Estimated Adjustment Amount is greater than the Final Adjustment Amount is referred to as the “Adjustment Shortfall.”

(ii)           If the Positive Adjustment applies, then (A) Buyer will pay to each Seller an amount equal to such Seller’s Pro Rata Share of the Positive Adjustment and (B) Sellers’ Representative and Buyer shall jointly instruct the Escrow Agent to disburse 100% of the Adjustment Escrow Amount to the Sellers’ Representative for distribution to each Seller such Seller’s Pro Rata Share as set forth on the Allocation Schedule.

(iii)          If the Adjustment Shortfall applies, then (A) Sellers’ Representative and Buyer shall jointly instruct the Escrow Agent to disburse that portion of the Adjustment Escrow Amount equal to the amount of the Adjustment Shortfall to Buyer, (B) if the amount disbursed to Buyer under clause (A) is insufficient to pay to Buyer the full amount of the Adjustment Shortfall, then, at Buyer’s election, either (x) each Seller will pay to Buyer such Seller’s Pro Rata Share of the remaining amount so owed or (y) Buyer may exercise its offset rights under Section 1.7 with respect to the remaining amount, and (C) Sellers’ Representative and Buyer shall jointly instruct the Escrow Agent to disburse the remainder of the Adjustment Escrow Amount (if any) to the Sellers’ Representative for distribution to each Seller such Seller’s Pro Rata Share as set forth on the Allocation Schedule.

(iv)          If neither the Positive Adjustment nor the Adjustment Shortfall applies, Sellers’ Representative and Buyer shall jointly instruct the Escrow Agent to disburse 100% of the Adjustment Escrow Amount to the Sellers’ Representative for distribution to each Seller such Seller’s Pro Rata Share of the Adjustment Escrow Amount as set forth on the Allocation Schedule.

(g)           Reconciliation Payment. Any payments to be made pursuant to Section 1.4(f) will be made by wire transfer of immediately available funds to an account or accounts designated by Buyer or Sellers’ Representative, as applicable, within five Business Days after Final Net Working Capital, Final Closing Company Cash, Final Closing Debt and Final Closing Transaction Expenses become final and binding on the Parties.

(h)           Company Cash Defined. “Company Cash” means the cash on deposit of the Company.

(i)            Debt Defined. “Debt” means any (i) outstanding indebtedness of or any obligation of the Company (whether as obligor or as guarantor) for borrowed money; (ii) deferred consideration for purchases of property, including any capital or finance leases and long-term financing of equipment; (iii) payment obligations of the Company (whether as obligor or as guarantor) in respect of banker’s acceptances or letters of credit; (iv) Liability of the Company (whether as obligor or as guarantor) with respect to derivative financial instruments, interest rate swaps, collars, caps and similar hedging obligations; (v) bonuses payable in connection with the Transactions and accrued bonuses for any Business Employees, including any payroll tax and Company Plan (including any 401(k) plan) obligations relating thereto; (vi) Liability of the Company for any accrued but unused vacation, paid time off, sick or similar leave; (vii) any prepayment or deposit by the customers of the Company for goods and services that have not been delivered by the Company as of the Closing Date or any refunds or rebates owed to customers; and (viii) interest, fee or other expense regarding any of the foregoing; provided that Debt will not include any current liabilities included in Net Working Capital.

(j)            Target Net Working Capital Defined. “Target Net Working Capital” means the amount of $0.

(k)            Net Working Capital Defined. “Net Working Capital” means the current assets of the Company, including (i) accounts receivable, (ii) prepaid expenses, and (iii) inventory, minus the current liabilities of the Company, including (iv) accounts payable, (v) accrued expenses, (vi) deferred revenue and (vii) other current liabilities, including any accrued Taxes, and minus the long-term deferred revenue of the Company, as determined in accordance with this Section 1.4 and GAAP, applied in a manner consistent with the accounting principles, policies and practices that were used to prepare the 2021 Financial Statements; provided that Net Working Capital will not include any current assets included in Company Cash or any current liabilities or any long-term deferred revenue included in Debt or Transaction Expenses. Notwithstanding anything to the contrary herein, “Net Working Capital” shall exclude any accounts receivable as of the Measurement Time that are not collected within 120 days after the Closing Date.

(l)            Transaction Expenses Defined. “Transaction Expenses” means (i) expenses of the Company or Sellers in connection with the Transactions (including attorneys’, bankers’, accountants’ and other professionals’ fees), in each case that are payable by the Company on or after Closing plus (ii) one-half of the fees and expenses of the Escrow Agent; provided that Transaction Expenses will not include any current liabilities included in Net Working Capital or any amount included in Debt.

1.5            First Anniversary and Earn-out Payments.

(a)            Subject to the terms and conditions of this Section 1.5, Buyer may become obligated to pay an Anniversary Payment and an Earn-Out Payment to Sellers as provided in Schedule 1.5, which shall be calculated based upon a Total Consideration metric as defined in Schedule 1.5 calculated as of December 31, 2022 and as of December 31, 2023.

(b)            Within 30 days following the end of the 2022 Period (as defined below), Buyer will prepare and deliver to Sellers’ Representative a statement (a “Total Consideration Statement”) detailing Buyer’s calculation of 2022 Total Consideration calculated as of December 31, 2022 (the “2022 Period”). Sample Total Consideration Statements are attached as Schedule 1.5(b) hereto. The Total Consideration Statement as of the end of the 2022 Period shall calculate the Total Consideration as if the Company’s Annual Recurring Revenue and Annual Non-Recurring Revenue for calendar year 2023 is the same as the Company’s Annual Recurring Revenue and Annual Non-Recurring Revenue for the 2022 Period and the 2022 Total Consideration shall be calculated based on such assumptions for all purposes hereof.

(c)            Within 90 days following the end of the Earn-Out Period, Buyer will prepare and deliver to Sellers’ Representative a Total Consideration Statement detailing Buyer’s calculation of the Total Consideration for the period beginning on January 1, 2021 and ending December 31, 2023 (the “Earn-Out Period”).

(d)            A Total Consideration Statement delivered by Buyer pursuant to Section 1.5(b) or Section 1.5(c) will become final and binding upon the Parties (and such Total Consideration Statement will evidence the Anniversary Payment or the Earn-Out Payment, as applicable) 15 days after Buyer gives such Total Consideration Statement to Sellers’ Representative, unless Sellers’ Representative gives written notice of its disagreement (a “Total Consideration Dispute Notice”) to Buyer before the end of such 15-day period. If a Total Consideration Dispute Notice is received by Buyer within the 15-day period, then the Anniversary Payment or Earn-Out Payment (as applicable) will become final and binding upon the Parties on the earlier of (i) the date the Parties resolve in writing any differences they have with respect to all matters specified in such Total Consideration Dispute Notice or (ii) the date any disputed matters are fully resolved in writing by the Accountant pursuant to Section 1.5(e).

(e)            During the 30-day period after the delivery of a valid Total Consideration Dispute Notice, Buyer and Sellers’ Representative will seek in good faith to resolve in writing any differences that they have with respect to any matter specified in such Total Consideration Dispute Notice. If, at the end of such 30-day period, Buyer and Sellers’ Representative are unable to resolve any such disagreement, the dispute shall be resolved under the procedures set forth in Sections 1.4(d) and 1.4(e) (mutatis mutandis).

(f)            If Total Consideration as of the end of the 2022 Period (the “2022 Total Consideration”) is equal to or greater than the 2022 Target, Buyer will pay to each Seller its Pro Rata Share of an amount equal to $1,000,000.00 (the “Anniversary Payment”) within five Business Days after the later of (x) the first anniversary of the Closing Date and (y) the date the Total Consideration Statement for the 2022 Period becomes final and binding on the Parties. For the avoidance of doubt, if the 2022 Total Consideration is less than the 2022 Target, no Anniversary Payment shall be made.

(g)            Within five Business Days after the Total Consideration Statement delivered following the end of the Earn-Out Period becoming final and binding on the Parties, Buyer will pay to each Seller such Seller’s Pro Rata Share of an amount equal to (i) Total Consideration minus (ii) the Base Closing Amount minus (iii) the Anniversary Payment (the “Earn-Out Payment”).

(h)            Buyer covenants that, from the Closing until the end of each of the 2022 Period and the Earn-Out Period, Buyer shall:

(i)            not take any action in bad faith and intended to result in a reduction of 2022 Total Consideration or Total Consideration; and

(ii)           maintain books and records with respect to the business activities related to the Company separate from any other business activities and operations of Buyer as shall be necessary to substantiate the Total Consideration Statement.

(i)            The Anniversary Payment and Earn-Out Payment, if payable, shall be made in immediately available funds by wire transfer to accounts designated by Sellers’ Representative in writing.

(j)            Notwithstanding the foregoing, unless Shapiro’s employment by Buyer or any of its subsidiaries is earlier terminated (a) by Buyer or any of its subsidiaries without Cause or (b) by Shapiro for Good Reason, (i) any Anniversary Payment shall only be payable by Buyer to Sellers if Shapiro is employed by Buyer or one of Buyer’s subsidiaries (including the Company) on the date any such Anniversary Payment is made in accordance with the terms hereof and (ii) any Earn-Out Payment shall only be payable by Buyer to Sellers if Shapiro is employed by Buyer or one of Buyer’s subsidiaries (including the Company) at the end of the Earn-Out Period. Termination of Shapiro’s employment by Buyer or any of its subsidiaries without Cause or by Shapiro with Good Reason shall have no impact on Buyer’s obligation to pay any Anniversary Payment or Earnout Payment in accordance with the other terms of this Agreement. For purposes of this Agreement, (x) “Cause” means the occurrence of one or more of the following: (A) Shapiro’s failure to substantially perform the fundamental duties and responsibilities associated with the Position (as defined in the Employment Agreement) for any reason other than a physical or mental disability or death, including Shapiro’s willful failure or refusal to carry out reasonable instructions; (B) Shapiro’s material breach of any material written policy of Buyer; (C) Shapiro’s gross misconduct in the performance of Shapiro’s duties for Buyer; (D) Shapiro’s material breach of the terms of a material provision of the Employment Agreement; (E) Shapiro being arrested or charged with any fraudulent or felony criminal offense or any other criminal offense which reflects adversely on Buyer or reflects conduct or character that Buyer reasonably concludes is inconsistent with continued employment; or (F) a reasonable determination, after investigation, that Shapiro has engaged in criminal conduct that is a “statutory disqualifying event” (as defined under federal securities laws, rules and regulations); provided, however, that Cause under clause (A) above will not exist unless all of the following have occurred: (i) Buyer first provides Shapiro Notice of Termination and (ii) Shapiro has not cured the failure described in the Notice of Termination, if curable, within 30 days of his receipt of such Notice of Termination; (y) “Good Reason” means the occurrence of one or more of the following, without Shapiro’s consent: (A) a reduction of the Base Salary (as defined in the Employment Agreement); (B) Buyer’s assignment of a title other than the Position (as defined in the Employment Agreement) or a material diminishment in Shapiro’s duties, authority or responsibility; (C) any establishment or relocation of Shapiro’s physical place of work to a location that is more than 25 miles from Shapiro’s then-current principal residence; or (D) a material breach by Buyer of the Employment Agreement; provided, however, that Good Reason will not exist unless all of the following have occurred: (i) Shapiro has delivered Notice of Termination to Buyer within 90 days of the date upon which the facts giving rise to Good Reason occurred (the “Good Reason Date”) of his intention to terminate the Employment Agreement for Good Reason; (ii) Buyer has not eliminated the circumstances constituting Good Reason within 30 days of its receipt of such Notice of Termination; and (iii) Shapiro’s employment with Buyer ends within 120 days after the Good Reason Date; and (z) “Notice of Termination” means a written notice which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Shapiro’s employment for Cause (if such termination is initiated by Buyer) or for Good Reason (if such termination is initiated by Shapiro). The Parties agree that any Anniversary Payment and any Earn-Out Payment shall be treated by the Parties as a payment of capital proceeds for applicable tax purposes as payment for the Shares.  The Parties shall, and cause their Affiliates to, prepare all Tax Returns in accordance with the foregoing sentence.

(k)           Each Seller acknowledges that the payment of the Anniversary Payment and the Earn-Out Payment is speculative and subject to, among other things, the future performance of the Company, which cannot be predicted with accuracy. Accordingly, and except as explicitly set forth in this Section 1.5, Buyer makes no representations, warranties, covenants or guaranties as to, and has no fiduciary duty to any Seller with respect to, the future performance of the Company or the likelihood of any Anniversary Payment or Earn-Out Payment.

1.6            Tax Withholding. Notwithstanding anything in this Agreement to the contrary, Buyer will be entitled to deduct and withhold from any amounts otherwise payable under this Agreement to any Seller or any other Person such amounts as are required to be withheld or deducted under the Code, or any provision of Applicable Law with respect to the making of such payment. To the extent that amounts are so deducted and withheld and paid over to the applicable Governmental Entity, such deducted and withheld amounts will be treated for all purposes of this Agreement as having been paid to the applicable Seller or such other Person in respect of which such deduction and withholding were made.

1.7            Offset Rights. At the election of Buyer, Buyer shall have the right to set off and retain any amount to which any Seller may be entitled from Buyer, including under Section 1.5, against any amount subject to a claim by Buyer against Sellers or otherwise payable by Sellers to Buyer, including pursuant to Section 1.4 or ARTICLE VI, and not subject to good faith dispute by the Sellers. In the event that Buyer intends to set off any amount pursuant to the foregoing sentence, Buyer shall first provide Sellers’ Representative with written notice indicating the amount of the proposed offset and the nature of the underlying claim or amounts payable. Sellers’ Representative shall have 30 days’ from the receipt of such notice to dispute, in good faith, the claim or amounts payable, in writing, and Buyer shall be entitled to offset any amount not disputed during such 30-day period. Buyer and Sellers’ Representative shall resolve any dispute relating such claim or amounts payable in accordance with Section 7.15. Buyer shall not be required to pay to Sellers any amounts which Buyer proposes to set off as set forth in such written notice delivered by Buyer unless and until any disputes with respect to such amounts have been resolved pursuant to this Section 1.7. The exercise of or failure to exercise such right of set off will not constitute an election of remedies or limit in any manner the enforcement of any other remedy that may be available to Buyer or any of its Affiliates.

ARTICLE II
Closing

2.1            Closing; Closing Date. The closing of the Transactions (the “Closing”) will take place concurrently with the exchange of executed counterpart signatures pages of this Agreement and each Transaction Document or via other means (including by means of facsimile, email or other electronic transmission) (such date and time on and at which the Closing actually occurs being referred to herein as the “Closing Date”). Closing will be deemed to be effective as of 4:59 p.m. Eastern Time on the Closing Date (the “Effective Time”). All actions to be taken and all documents to be executed or delivered at Closing will be deemed to have been taken, executed and delivered simultaneously, except to the extent otherwise stated in this Agreement or any such other document. To the extent agreed by the Parties, documents may be executed by electronic signatory and may be delivered at Closing by electronic means, and the receiving Party may rely on the receipt of such documents so delivered as if the original had been received.

2.2            Closing Deliveries of Sellers. At Closing, Sellers will deliver, or cause to be delivered, to Buyer, the following:

(a)           All stock certificates representing the Shares together with share assignments in the form of Exhibit 2.2(a), duly executed by each Seller assigning such Seller’s right, title and interest to the Shares held by such Seller to Buyer, and original share certificates representing the Shares;

(b)           a waiver and release from each Seller in the form of Exhibit 2.2(b), duly executed by such Seller;

(c)           the true, correct and complete books, records and minute books of the Company, including any equity interest ledgers and equity interest records of the Company;

(d)           a certificate of an authorized officer of the Company in a form approved in advance by Buyer, dated the Closing Date, certifying that attached thereto are (i) a true, correct and complete copy of the articles of incorporation of the Company; and (ii) a true, correct and complete copy of the Company’s bylaws, as are then in full force and effect;

(e)           [Reserved.]

(f)            a certificate of each Seller in form and substance satisfactory to Buyer, dated as of the Closing Date and sworn to under penalty of perjury, certifying that such Seller is not a “foreign person” within the meaning of Section 1445 of the Code;

(g)           an employment agreement with Buyer, in the form of Exhibit 2.2(g) (the “Employment Agreement”), duly executed by Shapiro;

(h)           employment offer letters with Buyer, duly executed by each of the Offered Employees (the “Offer Letters”);

(i)            an escrow agreement with U.S. Bank, National Association (the “Escrow Agent”) and Buyer, in the form of Exhibit 2.2(i) (the “Escrow Agreement”), duly executed by Sellers’ Representative;

(j)            resignations in form and substance satisfactory to Buyer signed by each of the officers and directors of Company;

(k)           evidence in form and substance satisfactory to Buyer as to the termination of the agreements listed on Exhibit 2.2(k);

(l)            evidence in form and substance satisfactory to Buyer as to the termination of the Company Plans listed on Exhibit 2.2(l);

(m)          an acknowledgement or letter addressed to the Company from each of its outside legal counsel, financial advisors and accountants and other service providers entitled to receive any Transaction Expense, in each case that states (i) the total amount of fees, costs and expenses that are payable to such Person or will become payable to such Person in connection with the Transactions; (ii) that, upon receipt by such Person of the amounts specified in clause (i), such Person will be paid in full through the Effective Time and will not be owed any other amount by the Company for any services performed prior to the Effective Time; and (iii) that, following the Effective Time, no further services will be performed by such Person for or on behalf of the Company without Buyer’s prior authorization; and

(n)           all other documents and items required by any term of this Agreement to be delivered, or caused to be delivered, by Seller at Closing, or reasonably requested by Buyer to facilitate the consummation of the Transactions.

2.3            Closing Deliveries of Buyer. At Closing, Buyer will deliver, or cause to be delivered, the following:

(a)           payment of the Closing Purchase Price and the other amounts as provided for in Section 1.3;

(b)           an officer’s certificate of a duly authorized officer of Buyer in a form approved in advance by Sellers’ Representative (such approval not to be unreasonably withheld), certifying that attached thereto is a true and correct copy of the resolutions of the board of directors of Buyer, authorizing the execution, delivery and performance of this Agreement and the Transactions, as are then in full force and effect;

(c)           the Employment Agreement, duly executed by Buyer;

(d)           the Escrow Agreement, duly executed by Buyer;

(e)           the Offer Letters, duly executed by Buyer or the Company; and

(f)            all other documents and items required by any term of this Agreement to be delivered, or caused to be delivered, by Buyer at Closing, or reasonably requested by Sellers’ Representative to facilitate the consummation of the Transactions.

ARTICLE III
Representations and Warranties of Sellers

Except for the exceptions noted in the Schedules to this Agreement, each of the Sellers represents and warrants to Buyer with respect to such Seller and the Company, as follows, as of the date hereof and as of the Closing Date:

3.1            Organization.

(a)            The Company is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, has the requisite power and authority to own, operate and lease the properties that it owns, operates or leases or purports to own, operate or lease and to carry on its business as it is being conducted. The Company is duly qualified or licensed to do business, and in good standing in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification or licensure necessary as set forth in Schedule 3.1(a), except for such failures to be so qualified, licensed or in good standing that have not had, or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)            Sellers have delivered to Buyer correct and complete copies of the Company’s articles of incorporation, bylaws, and any other organizational documents as currently in effect. The Company is not in violation of the provisions of any such organizational documents.

3.2            Capitalization. The Shares listed on Schedule 3.2 are the only issued and outstanding ownership, equity or capital interests or units in the Company. The Shares set forth opposite each Seller’s name on Schedule 3.2 have been duly authorized and are validly issued, fully paid and nonassessable and were not issued in violation of any Person’s rights. The Shares set forth opposite each Seller’s name on Schedule 3.2 were issued in compliance with all Applicable Laws. All such Shares are free and clear of any mortgages, options, liens, claims, debts, charges, restrictions, encumbrances, security interests or other rights of third parties (collectively, “Liens”), except for restrictions imposed by securities laws generally, and Seller has good and valid title to the Shares. As of the Closing Date (as a result of the sale and transfer of the Shares by each Seller to Buyer under this Agreement), Buyer will receive title to the Shares free and clear of any Liens, except for restrictions imposed by securities laws generally. Except for this Agreement and as set forth on Schedule 3.2, there are no outstanding contracts between any Seller and any other Person with respect to the acquisition, disposition, transfer, registration or voting of or any other matters in any way pertaining or relating to, or any other restrictions on any of the Shares being transferred to Buyer by any Seller pursuant to the terms of this Agreement, and no Seller has any right to receive or acquire any Shares in the Company. No equity interest of the Company was issued in violation of any organizational document of the Company, any Applicable Law or any pre-emptive right (or other similar right) of any Person.  Except as set forth on Schedule 3.2, and other than the rights of Buyer created hereunder, there is no: (a) pre-emptive right, option, warrant, put, call, purchase right, subscription right, conversion right, convertible instrument, exchange right or other security, contract or commitment of any nature whereby any Person has, or has a right to receive, any equity interest of, or right or obligation to acquire any equity interest of, the Company; (b) equity appreciation, phantom stock, profit participation or similar right with respect to the Company or any equity interest in the Company; or (c) voting trust, proxy or other contract with respect to any equity interest of the Company.

3.3            Subsidiaries. The Company does not own any stock or other equity interest of any other Person. The Company is not a party to any agreement or arrangement to purchase any capital stock or other equity interests in, nor does the Company control, directly or indirectly, any other Person.

3.4            Authorization; Execution and Delivery. Each Seller has the power and authority to execute and deliver this Agreement and the other documents contemplated hereby (the “Transaction Documents”) to which such Seller is a party, and to perform its obligations hereunder and thereunder. This Agreement and the Transaction Documents to which each Seller is a party have been or will be duly and validly executed and delivered by such Seller and constitute or will constitute a legal, valid and binding agreement on such Seller’s part, enforceable against such Seller in accordance with its terms, except as the enforceability hereof or thereof may be limited by bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (the “Enforcement Exceptions”).

3.5            Non-Contravention. Except as set forth on Schedule 3.5, neither the execution or delivery by any Seller of this Agreement, the Transaction Documents to which such Seller is a party, nor the consummation of the Transactions will (a) conflict with or result in any breach of any provision of the Company’s organizational documents or any resolutions adopted by the shareholders, board of directors, members or managers, as applicable, of the Company; (b) require any Seller or the Company to obtain or make any any consent, approval, authorization, accreditation or action of, or make any filing with or give any notice to (collectively, “Consents, Filings and Notices”) any federal, state, local or other government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, or other similar body exercising governmental authority pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions, and any arbitrator, self-regulatory authority, trade association or accreditation body or domain name registrar (each, a “Governmental Entity”) or any other Person; (c) violate, conflict with, or result in the breach of any of the terms of, accelerate, result in a modification of, or cause the termination of or give any other contracting party the right to terminate, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or create a penalty under, any provision of any Material Contract or any agreement or other instrument or obligation to which the Shares may be subject; (d) violate in any material respects any law, statute, regulation, ordinance, rule, code, policy, Permit, governmental requirement, requirement or rule of law (including common law) enacted, promulgated or imposed by any Governmental Entity (“Applicable Law”) or order, judgment, injunction, determination, award or decree (collectively, “Orders”) applicable to the Company, any Seller or the Shares; or (e) result in the creation of any Lien on the Shares or any assets of the Company.

3.6            Financial Statements.

(a)            Sellers have furnished Buyer with complete copies of the unaudited balance sheets of the Company as of December 31, 2021, 2020 and 2019 and the unaudited statements of income and cash flows for the fiscal years then ended (the balance sheet and statements of income and cash flows as of and for the fiscal year ended December 31, 2021, the “2021 Financial Statements” and, together with the similar financial statements prepared as of and for the fiscal years ended December 31, 2020 and December 31, 2019, the “Annual Financial Statements”). Copies of the Annual Financial Statements are attached hereto as Schedule 3.6(a). The Annual Financial Statements have been prepared in accordance with GAAP and present fairly the financial position of the Company as of and for the period ended December 31, 2021, 2020 and 2019 and the results of operations and cash flows for the fiscal years then ended. Sellers have also furnished to Buyer the unaudited balance sheet (the “Interim Balance Sheet”) of the Company as of March 8, 2022 (the “Interim Balance Sheet Date”) and the related unaudited statement of income as of March 6, 2022, copies of which are attached hereto as Schedule 3.6(b) (collectively, the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”). Such Interim Financial Statements have been prepared in accordance with GAAP and present fairly the financial position of the Company as of the Interim Balance Sheet Date and the results of operations and cash flows for the two-month period then ended, and in each case have been prepared on a consistent basis with the Annual Financial Statements, except that the Interim Financial Statements are subject to normal year-end adjustments, none of which will be material.

(b)            The books and other records of the Company have been maintained in accordance with commercially reasonable business practices.

(c)            Schedule 3.6(c) sets forth the amount of funds or other benefits or items of value (e.g., Tax breaks or deferrals) received by the Company under any federal, state or local grant, loan or other funding programs established as a result of the COVID-19 virus (“COVID-19” and any such programs, collectively, “COVID-Related Programs”).  At the time of application, the Company met all eligibility requirements for receiving any funds, benefits or items of value received under any such COVID-Related Programs and all information submitted in connection with any such application was true and accurate in all material respects.  The usage of all proceeds received from any COVID-Related Program was permitted.  To the Knowledge of Sellers, the Company is not currently the subject of an audit, investigation or other inquiry by any Governmental Entity with respect to its application for, or receipt of, any such funds. Prior to the date of this Agreement, each of the two Paycheck Protection Program loans made to the Company in the principal amounts of $156,300 and $149,950 was forgiven in full.

3.7            Certain Assets.

(a)            The Company has good and marketable title to, or a valid and binding leasehold interest in, or a valid license for, all personal property, equipment and assets used by the Company, located at any home office of any Business Employee as is otherwise necessary for the conduct of the Company’s business as currently conducted, free and clear of all Liens except (i) Liens for Taxes, assessments, and other governmental charges not yet due and payable; and (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other similar Liens incurred in the Ordinary Course of Business (all items included in clauses (i) and (ii) are referred to collectively as “Permitted Liens”).

(b)            Each asset of the Company described in Section 3.7(a) is in good operating condition and repair (except normal wear and tear) and is suitable and sufficient for the purposes for which it is currently used by such Company.

(c)            The assets owned by the Company constitute all of the assets, tangible and intangible, necessary for the operation of the Company’s business.

3.8            Compliance with Laws; Licenses and Permits.

(a)            The Company is, and since January 1, 2018 has been, in compliance in all material respects with all Applicable Laws or Orders applicable to the Company’s business or the ownership, development or use of any of the Company’s assets.

(b)            Since January 1, 2018, no notice, action, assertion or other communication has been received by Seller or the Company from or, to the Knowledge of Sellers, is threatened by any Governmental Entity or any other Person regarding any actual, alleged, possible, or potential material violation of any Applicable Law or Order.

(c)            The Company has all material licenses, permits, registrations, waivers, authorizations, accreditations or approvals of, and has made all required material registrations and applications with, any Governmental Entity that are necessary for compliance with Applicable Laws or otherwise material to the conduct of its business (collectively, “Permits”). All Permits held by the Company are in full force and effect and in good standing, and the Company is in compliance with its Permits. A true, correct and complete list of all Permits held by or issued to the Company is set forth in Schedule 3.8(c). No Action is pending or, to the Knowledge of Sellers, threatened to terminate, revoke, suspend, limit or modify any Permit or alleging that the Company is not in compliance with any Permit. No event has occurred, or condition or state of facts exists, that constitutes or, with notice or lapse of time or both, would reasonably be expected to constitute a default or violation under the Company’s Permits. Since January 1, 2018, the Company has not received (i) notice of any cancellation, suspension, revocation, invalidation or non-renewal of any such Permit applicable to it, or (ii) notice of any Actions relating to its Permits, nor is any such Action pending or threatened.

3.9            Litigation. With respect to the Company, there are no (and, since January 1, 2018, there have not been any) Actions by or before any Governmental Entity or other Person, and no Action is pending or, to the Knowledge of Sellers, threatened against or relating to (a) the Company, the Company’s products, any products distributed or sold by the Company or the Company’s assets, properties or business or (b) any Seller to restrain or prevent the Transactions or that would be reasonably likely to adversely affect or prevent the purchase and sale of the Shares or otherwise have a Material Adverse Effect. The Company is not subject to any Order of any court, Governmental Entity or other Person.

3.10            Absence of Certain Changes or Events.

(a)            Since December 31, 2021, the Company has conducted its business only in the Ordinary Course of Business, and there has not been any Material Adverse Effect.

(b)            Without limiting the generality of Section 3.10(a), since December 31, 2021, except as set forth on Schedule 3.10(b), the Company has not:

(i)            purchased, redeemed or otherwise acquired any equity interest, unit or any other security of the Company;

(ii)           created, incurred, assumed or guaranteed any indebtedness or become subject to any Liabilities, outside the Ordinary Course of Business;

(iii)           made any capital expenditure or purchased or otherwise acquired any asset (other than purchases of inventory in its Ordinary Course of Business and capital expenditures that do not exceed $25,000);

(iv)          sold, assigned, leased, licensed or transferred any material asset to any other Person;

(v)           suffered any extraordinary losses, whether or not covered by insurance, forgiven or canceled any material claims, or waived any right of material value;

(vi)          suffered any material work stoppage or labor dispute;

(vii)         adopted or changed any of its accounting principles or the methods of applying such principles, except as required under GAAP, or changed any annual accounting period;

(viii)        entered into, amended or waived any right under any agreement or other arrangement with any Seller or its Affiliates;

(ix)           made or permitted to have occurred any material change in the manner and timing of payment of trade and other payables;

(x)           made or permitted to have occurred any material change in practices with respect to the collection of accounts receivable;

(xi)          (A) adopted, entered into, amended or terminated any bonus, profit-sharing, compensation, severance, change of control, termination or other arrangement or other Company Plan for the benefit or welfare of any individual; (B) entered into or amended any employment arrangement or relationship with any new or existing Business Employee that had or will have the legal effect of any relationship other than at-will employment; (C) except in the Ordinary Course of Business, increased any compensation or fringe benefit of any Business Employee or paid any benefit to any employee, other than pursuant to a then-existing Company Plan or regular annual performance reviews and in amounts consistent with past practice; (D) except in the Ordinary Course of Business, granted any award to any shareholder, member, manager, director, officer or Business Employee under any bonus, incentive, performance or other compensation Company Plan (including the removal of any existing restriction in any Company Plan or award made thereunder); or (E) entered into or amended any collective bargaining agreement;

(xii)         except in the Ordinary Course of Business, (A) paid, discharged, settled or satisfied any claim, obligation or other liability or (B) otherwise waived, released, granted, assigned, transferred, licensed or permitted to lapse any right of material value;

(xiii)        merged or consolidated with any Person, entered into any partnership, joint venture, association or other business organization, or otherwise adopted a plan of liquidation, dissolution, merger, consolidation, statutory share exchange, restructuring, recapitalization or reorganization;

(xiv)        (A) failed to prepare and timely file all Tax Returns required to be filed before Closing or timely withhold and remit any employment Taxes or (B) made or changed any election with respect to Taxes; or

(xv)         other than this Agreement, entered into any agreement or commitment, whether orally or in writing, to do any of the foregoing.

3.11            Material Contracts.

(a)            Schedule 3.11 sets forth a list, as of the date hereof, of all of the following contracts and agreements to which the Company is a party, or by which any of the Company’s properties or assets are subject, whether written or unwritten (collectively, the “Material Contracts”):

(i)            any purchase order, agreement or commitment involving more than $25,000 entered into by the Company to sell any products or services under which the Company has unfulfilled obligations;

(ii)           any purchase order, agreement or commitment involving more than $25,000 entered into by the Company to purchase any products or services that calls for performance over a period of more than one year;

(iii)          any loan agreement, promissory note, indenture, letter of credit, security agreement, capital lease, equipment lease, sale-leaseback arrangement or other agreement or instrument evidencing or relating to any Debt, including any guarantee of any Debt;

(iv)          any agreement guaranteeing any obligations of any Person or borrowing money to any other Person;

(v)           any agreement that provides for the indemnification of any Person (other than pursuant to the Company’s organizational documents or contracts with customers entered into in the Ordinary Course of Business), or for the assumption of any Tax, environmental or other Liability;

(vi)          any joint venture, partnership, business affiliation or other arrangement involving a sharing of profits;

(vii)         any sales agency, advertising, promotional, brokerage or distribution agreement;

(viii)       any agreement that includes provisions regarding minimum requirements, rebates, credits or volume discounts;

(ix)          any agreement under which a discount, bonus, commission or other payment with respect to the services provided by the Company will be payable or required after the Closing;

(x)           any employment, consulting, independent contractor, severance, deferred compensation or change of control agreement or arrangement;

(xi)          any non-competition, non-solicitation or similar limitation that restricts or purports to restrict the Company or its Affiliates from competing in any line of business or with any Person or in any geographic area or during any period of time;

(xii)         any collective bargaining agreements;

(xiii)        any agreement with any Seller or its Affiliates;

(xiv)        any agreement with any Governmental Entity;

(xv)         any agreement pursuant to which any Person has been provided a copy of the source code for any software for any product offered, sold or being developed by the Company (including any source code escrow agreement);

(xvi)        any agreement for the sale or lease of any material assets, other than for the sale of obsolete equipment in the Ordinary Course of Business;

(xvii)       any mortgage, deed of trust, security agreement or other agreement creating a Lien on any assets, including any capital lease;

(xviii)      any lease (either as lessor or lessee) of material personal property;

(xix)         any agreement to license (either as licensor or licensee) any intellectual property rights (other than customary non-negotiated licenses of off-the-shelf computer software with annual fees of less than $25,000);

(xx)          any agreement under which the Company acquired or disposed of any business;

(xxi)         any agreement for capital expenditures in excess of $25,000;

(xxii)        any agreement which requires the referral by the Company of any business or requires the Company to make available to any Person investment or other business opportunities or products or services on a “most favored nation” or exclusive basis;

(xxiii)       any outstanding power of attorney granted by the Company in favor of a third Person whether or not an Affiliate; and

(xxiv)      any agreement with any Person pursuant to which the Company pays a commission, marketing fee, remuneration or other consideration (or provides any item or service of value) to a third party with respect to the referral of any business or customer to the Company.

(b)            (i) All Material Contracts are in full force and effect and are valid, binding and enforceable in accordance with their terms and will continue to be in full force and effect after the Closing, except to the extent such enforcement may be limited by the Enforcement Exceptions; (ii) the Company is not in breach of any Material Contract and has not waived any material right under any Material Contract; (iii) no event has occurred that constitutes, or after the giving of notice or passage of time or both, would constitute, a default or event of default under any Material Contract by or in respect of the Company; (iv) to the Knowledge of Sellers, no other party to a Material Contract is in breach of any material provision of any Material Contract; and (v) to the Knowledge of Sellers, no event has occurred that constitutes, or after the giving of notice or passage of time or both would constitute, a default or event of default under a Material Contract by or in respect of any other party to the Material Contract.

(c)            Correct and complete copies of each written Material Contract and any amendments thereto and summaries of each unwritten Material Contract have been provided to Buyer.

3.12            Business Relationships.

(a)            Schedule 3.12(a) sets forth a correct and complete list of the 10 largest customers by dollar volume of the Company and annual revenue for such customer (as calculated by the Company in accordance with its books and records and as reflected in the Financial Statements), in each case for the fiscal years ended December 31, 2021 and December 31, 2020 and for the two-month period ended February 28, 2022. There are no material disputes outstanding with any customer listed on Schedule 3.12(a), nor has any such customer terminated, materially changed or indicated any intention to terminate or materially change the terms of its relationship with the Company.

(b)            Since January 1, 2020, (i) the Company has not received any material complaint from a customer or notice of any material quality deficiencies with respect to the products and services provided by the Company to its customers, and (ii) the Company has provided all customer products and services in accordance with the specifications agreed with its customers, in all material respects.

3.13            Employees; Employee Benefits.

(a)            Schedule 3.13(a) sets forth a list of each of the following benefiting any Business Employee or current or former employee of, or independent contractor or manager (or any dependent or beneficiary) or other service provider with respect to, the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or has an obligation to contribute, or with respect to which the Company or any ERISA Affiliate has any current or potential liability, whether written or unwritten (collectively, the “Company Plans”), separately identifying any Company Plan that is sponsored by the Company or any professional employer organization:

(i)            employment contracts;

(ii)            union and collective bargaining or similar agreements;

(iii)          commission, incentive or bonus plans or arrangements;

(iv)          employee pension benefit plans, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 (“ERISA”), including plans that are not subject to ERISA, multiemployer pension plans as defined in ERISA Section 3(37) or any IRA programs;

(v)           non-qualified retirement, pension (including defined benefit pension plans) or profit-sharing plans;

(vi)          deferred compensation plans;

(vii)         medical, dental, disability, life, employee welfare or health insurance plans, including plans subject to Section 125 of the Internal Revenue Code of 1986 (the “Code”), plans covering former employees under which the Company has any remaining liability, and multiemployer health and welfare plans to which any obligation to contribute exists under a collective bargaining or similar agreement;

(viii)        equity purchase, equity option, performance share, phantom equity, management incentive or other equity-based plans;

(ix)          severance, change of control, non-compete or non-solicitation agreements, plans or policies;

(x)           employee welfare benefit plans, as defined in Section 3(1) of ERISA, including plans that are not subject to ERISA;

(xi)          split-dollar life insurance plans or agreements; and

(xii)         all other material employee fringe benefits.

(b)            The following items have been provided to Buyer with respect to any Company Plan that is sponsored by the Company or any ERISA Affiliate: (i) true and correct copies of each written plan and plan amendment, including summary plan descriptions (and any summaries of material modifications thereto) with respect to each Company Plan that is subject to ERISA, and accurate summaries of each unwritten plan; (ii) the Form 5500 (if any) filed for the most recent plan year of each plan for which such filing is required under ERISA or the Code (including all attachments thereto); (iii) the most recent determination or opinion letter (if any) received from the Internal Revenue Service (the “IRS”) with respect to any plan that is intended to be qualified under Code Section 401(a); (iv) for any Company Plan that is self-insured, claims payment information for the past two years; (v) compliance testing performed with respect to any plan for the past three plan years; (vi) any voluntary compliance or correction filings made in the past five years; (vii) all reports by independent actuaries or auditors for the most recent fiscal year; (viii) 401(k) and 401(m) nondiscrimination tests for the most recent fiscal year; and (ix) where applicable, current trust agreements, investment or annuity contracts, insurance policies and contracts (including any “stop-loss” insurance), or other funding instruments for any plan, and agreements with third-party administrators or record keepers.

(c)            With respect to each Company Plan: (i) such plan has been established and administered in accordance with its terms, and is in material compliance with the applicable provisions of ERISA, the Code and other Applicable Law; (ii) such plan, if intended to be qualified within the meaning of Code Section 401(a), either (A) is the subject of an unrevoked favorable determination letter from the IRS with respect to such plan’s qualified status under the Code, or (B) is a preapproved plan entitled, under applicable IRS guidance, to rely on the favorable opinion or advisory letter issued by the IRS to the preapproved plan sponsor, and, in any of such cases, nothing has occurred, whether by action or failure to act, that would cause the loss of such qualification; (iii) all material reports, returns, and similar documents with respect to any such plans required to be filed with any Governmental Entity or distributed to any participant have been duly and timely filed or distributed; and (iv) to the extent that the Company Plan is sponsored by the Company or any ERISA Affiliate, the Company, as plan sponsor, as applicable, has the unencumbered right to amend or terminate any such plan at any time without incurring any additional liability.

(d)            No Company Plan provides any welfare benefits to any former employee (or dependent thereof) after the employee’s termination of employment, except as required by Section 4980B of the Code and the regulations thereunder or Applicable Law, and at the participant’s (or dependent’s) sole expense. There are no unfunded or underfunded Liabilities relating to employee post-retirement obligations in any Company Plan or with respect to any current or former Company employee.

(e)            At no time in the past has the Company (or any trade or business that is in a controlled group of corporations or under common control with the Company within the meaning of Code Section 414 or ERISA Section 4001 (an “ERISA Affiliate”)) (i) maintained or made any contributions to any employee pension benefit plan that is subject to Title IV of ERISA, or (ii) maintained or had an obligation to contribute to a “multiemployer plan” within the meaning of Section 3(37) of ERISA. No Company Plan is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(f)            There are no pending investigations by any Governmental Entity involving the Company Plans, no termination proceedings involving the Company Plans, and no threatened or pending claims (except for claims for benefits payable in the normal operation of the Company Plans), suits or Actions against any Company Plans. There are no pending or open filings with respect to any Company Plan under any voluntary compliance program of the IRS, Department of Labor or similar Governmental Entity.

(g)            There are no pending claims by any of the Business Employees for benefits under applicable workers’ compensation or similar laws or under any disability plan (whether insured or self-insured) maintained for the benefit of the Business Employees, and no Business Employee is absent from work due to a leave (whether paid or unpaid) under which the employee has reemployment rights, including leaves subject to the Family and Medical Leave Act, pregnancy or parenting leaves, educational leaves or military leaves.

(h)            Except as set forth on Schedule 3.13(h), the consummation of the Transactions will not result in any new or increased obligations to any Business Employee, including severance pay or bonuses due to a change of control, increased vesting or benefit accruals or guarantees of employment or restrictions on changes in terms or conditions of employment for any period following a change of control.

(i)            Since January 1, 2019, all applicable labor and employment laws and regulations, including laws relating to employment discrimination, equal employment, civil rights, equal pay, the classification of employees as exempt or non-exempt under the Fair Labor Standards Act and similar Applicable Laws and of workers as employees or independent contractors, wages and hours (including meal and rest breaks and overtime pay), collective bargaining and labor relations, parenting, family, pregnancy, disability, military and all other leaves of absence required under Applicable Law, occupational safety and health, COVID-19, workers’ compensation, unemployment compensation, work authorization and immigration (including completion and retention of Form I-9 for each Business Employee with respect to whom such form is required under applicable Law), or the withholding and payment of income (including with respect to pay stubs and payroll records), social security (FICA and FUTA) or similar Taxes, have been complied with in all material respects as they relate to the Business Employees. No Action relating to any such Applicable Law are pending, or, to the Knowledge of Sellers, threatened regarding an alleged violation or breach by the Company (or any of the Company’s managers, officers or directors in their capacities as such) or with respect to the Business Employees of the Code or any Applicable Law with or before the Equal Employment Opportunity Commission, the National Labor Relations Board, the United States Department of Labor, the Occupational Safety and Health Administration, or any other comparable federal, state or local governmental authority.

(j)            Except for travel advances in the Ordinary Course of Business, there are no loans from the Company to any Business Employee or any of the Company’s shareholders, members, managers, officers, consultants or any of their respective Affiliates.

(k)            As of the date hereof, to the Knowledge of Sellers, no Business Employee has disclosed any plans to terminate his, her or their employment or relationship with the Company.

(l)            All Persons performing services for the Company who have been or are classified and treated as independent contractors, consultants or in a similar capacity have qualified and qualify as independent contractors and not as employees under Applicable Law.

(m)            The Company has provided Buyer copies of all employment agreements and offer letters between the Company and any of the Business Employees and copies of all written employment policies and written summaries of all material unwritten employment policies presently in effect.

(n)            Schedule 3.13(n) contains a complete and accurate list identifying all current employees, leased employees and service providers of the Company (collectively, the “Business Employees”) and specifying with respect to each such Business Employee: (i) hire date; (ii) job title; (iii) status as full-time or part-time (with “full-time” being defined as regularly scheduled to work at least 40 hours per week), or on a leave of absence (e.g., workers compensation, parental leave, long-term sickness or disability leave, military leave, including leave start date and anticipated return to work date); (iv) classification as exempt or non-exempt under the Fair Labor Standards Act (as applicable); (v) current annual salary, draw or hourly-rate of compensation and incentive compensation opportunity (as applicable); (vi) primary work location; and (vii) current accrued vacation and or other paid time off balances.

(o)            To the Knowledge of Sellers, no Business Employee is a party to any confidentiality, non-competition, proprietary rights or similar agreement between such Business Employee and any Person other than the Company that is material to the performance of such Business Employee’s employment duties or services to the Company or the Company’s ability (or, after Closing, that will be material to Buyer’s ability) to conduct the Business.

(p)            Since January 1, 2018, (i) to the Knowledge of Sellers, no allegations of harassment have been made against any Business Employee, and (ii) no settlement agreements have been entered into related to specific allegations of sexual harassment or misconduct in connection with the Company by or against any Business Employee.

3.14            Intellectual Property; Data Privacy.

(a)            As used in this Agreement, “Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications and patent disclosures; (ii) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, social media accounts and rights in telephone numbers, (including all goodwill associated therewith) and all applications, registrations and renewals in connection therewith; (iii) all copyrightable works and copyrights, and all applications, registrations and renewals in connection therewith; (iv) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (v) all computer software (including source code, executable code, data, databases and related documentation); (vi) all advertising and promotional materials; (vii) all other proprietary rights; and (viii) all copies and tangible embodiments thereof (in whatever form or medium).

(b)            All employees of the Company and other persons responsible for development, in whole or in part, of the Intellectual Property for or on behalf of the Company have executed a valid agreement assigning all rights in any such Intellectual Property to the Company, and that requires such parties to execute such additional assignments of said Intellectual Property as the Company may require and to cooperate with the Company in obtaining registered rights to any such Intellectual Property. Other than compensation for services performed, the Company has no obligation to pay any such party referred to above any sums for the ownership or use of any of the Intellectual Property.

(c)            The Company has not interfered with, infringed upon, violated, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties, and none of Sellers or the directors, officers or employees of the Company have received any notice offering a license to Intellectual Property or alleging that the conduct of the business of the Company infringes, violates, misappropriates or unlawfully uses any Intellectual Property of any third party. Except as set forth on Schedule 3.14(c), to the Knowledge of Sellers, no third party is infringing, violating, misappropriating, unlawfully using or otherwise conflicting with, or threatening to infringe, violate, misappropriate, unlawfully use or otherwise conflict with, any of the Intellectual Property of the Company, and the Company has not made any communications to a third party claiming or alleging any such infringement, violation, misappropriation, unlawful use or conflict.

(d)            Schedule 3.14(d) sets forth all of the Intellectual Property used in connection with the Company’s business (excluding software) including, but not limited to, any Intellectual Property registered with or issued by a Governmental Entity or a domain name registrar (or application therefor). For purposes of clarification, only registered copyrightable works and copyrights need to be listed on Schedule 3.14(d). All registered items required to be set forth on Schedule 3.14(d) are valid, subsisting and enforceable, with all associated filings and fees up to date and are not subject to any maintenance fees or renewal actions that are due within 45 days after the Closing Date. With respect to each item of Intellectual Property required to be identified on Schedule 3.14(d) and all other Intellectual Property owned or purported to be owned by the Company, the Company is the sole and exclusive owner of, and has good, valid and marketable title to (free and clear of all Liens, other than Permitted Liens), or has a valid, enforceable and transferable license to make, use or sell such Intellectual Property.

(e)            No government funding, facilities of a university, college, educational institution or research center, or funding from third parties, was used in the development of any Intellectual Property used by the Company.

(f)            The Company has used its reasonable best efforts to maintain the secrecy and prevent the unauthorized disclosure or use of any of the Company’s or its customers’ trade secrets and proprietary information.

(g)            Except as set forth in Schedule 3.14(g), the Company has no obligation to pay any royalties, license fees or other amounts or provide or pay any other consideration to any Person by reason of the ownership, development, use, exploitation, practice, sale, transfer or disposition of any Intellectual Property used by the Company in connection with its business. Except as set forth in Schedule 3.14(g), the Company does not receive any royalties, license fees or other amounts by reason of the ownership, development, use, exploitation, practice, sale, transfer or disposition of any of the Company’s Intellectual Property by a third party. Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the Transactions, shall result in, or give any other Person the right to cause, a loss of, or Lien or restriction on, any Intellectual Property owned or purported to be owned by the Company or any Intellectual Property used by the Company in connection with its business.

(h)            The Company has maintained commercially reasonable safeguards designed to protect the confidentiality, integrity and availability of Personal Information in its possession or control.

(i)            The Company has not been subject to or received notice of any Order or Action by any Governmental Entity or Person or any complaints regarding the protection, collection, access, use, storage, disposal, disclosure, or transfer of any information that identifies or would be reasonably linked to an identifiable individual (“Personal Information”) or the violation of any applicable state privacy laws, U.S. state data security and breach notification laws, state health information privacy laws (including the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974 and the CAN-SPAM Act) (collectively, the “Privacy and Security Laws or Standards”). To the Knowledge of Sellers, no such Action is threatened against the Company. The Company is and has been compliant with all applicable Privacy and Security Law or Standard.

(j)            The Company has not suffered, discovered or been notified of any unauthorized acquisition, use, disclosure, access to, or breach of any Personal Information under its control.

(k)            The consummation of the Transactions does not violate any Privacy and Security Laws and Standards, contract obligation related to Personal Information, or privacy policy of the Company. Upon the Closing Date, the Company will own and continue to have the right to use all Personal Information under Company’s control on identical terms and conditions as the Company enjoyed immediately prior to the Closing Date.

(l)            Schedule 3.14(l) lists any software or other material distributed as “free software,” “open source software” or under a similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero General Public License (Affero GPL), Mozilla Public License (MPL), BSD licenses, MIT License, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) (collectively, the “Open Source Materials”) used by the Company in any way.  The Company is in compliance with the terms and conditions of all licenses for the Open Source Materials used in the business of the Company, and have not used such Open Source Materials in such a way that would obligate the Company under the terms of such licenses to distribute, license or make available to any third party (i) the source code of any of the Company’s products (other than the applicable Open Source Material itself), or (ii) any of the Company’s products at no charge.

3.15            Labor Disputes. The Company is not a party to or bound by, nor is there in effect, any labor or collective bargaining agreement relating to the Business Employees, nor has there been any strike, picketing, grievance, labor arbitration, claim of unfair labor practices or other collective bargaining or labor dispute by or affecting any of the Business Employees within the past three years. No collective bargaining or other labor organizational efforts are pending nor, to the Knowledge of Sellers, threatened by or on behalf of any labor union or employee association with respect to the Business Employees.

3.16            Taxes.

(a)            For the purposes of this Section 3.16, the “Company” includes the Company and any or all of its predecessors and current or past subsidiaries, whether or not in existence as of the date of this Agreement. The Company has filed or caused to be filed on a timely basis all returns, reports, declarations, documents, statements or forms (including claims for refund and amended returns) required to be filed (“Tax Returns”) with respect to any taxes, levies, assessments and other charges in the nature of a tax, together with all related penalties, interest, costs and fines, including income, gross receipts, capital stock, profits, stamp, occupation, transfer, value added, severance, production, capital gains, goods and services, environmental, excise, escheat, abandoned property, franchise, sales, use, property, employment, unemployment, disability, withholding, social security and workers’ compensation taxes, due and payable to any domestic or foreign government (federal, state, municipal or otherwise) or to any regulatory authority, agency, commission or board of any government imposed by any court or any other Governmental Entity having jurisdiction in relevant circumstances (“Taxes”).

(b)            All Taxes due and owing have been paid whether or not shown as due on a Tax Return. The unpaid Taxes of the Company (i) did not, as of the Interim Balance Sheet Date, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(c)            Since the Interim Balance Sheet Date, the Company has not incurred any Liability for Taxes arising from extraordinary gains or losses outside the Ordinary Course of Business. No deficiency in Taxes of the Company for any period has been asserted by any taxing authority which remains unpaid.

(d)            To the Knowledge of Sellers, no Tax Return is under audit or examination by any taxing authority, and no notice of such an audit or examination has been received by the Company. There is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company. Each deficiency resulting from any completed audit or examination relating to Taxes by any taxing authority has been timely paid. No issues relating to Taxes were raised by the relevant taxing authority in any completed audit or examination that could reasonably be expected to recur in a later taxable period. Since January 1, 2016, no Tax Returns of the Company have been examined or audited. The Company has not agreed to the extension of the statute of limitations with respect to any Tax Returns or periods. There are no assessments relating to the Company’s Tax Returns pending or threatened.

(e)            No written claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. The Company has not had a “permanent establishment” within the meaning of any applicable income Tax treaty or otherwise, or has ever had a taxable presence, in any country other than the country in which the Company was formed and organized.

(f)            There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

(g)            All Taxes required to be withheld, collected or deposited by or with respect to payments made by the Company have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.

(h)            Sellers have delivered to Buyer true and complete copies of the federal and state income (or franchise) Tax Returns filed by the Company for the past three years.

(i)            The Company is not, nor has ever been, the common parent or a member of any affiliated group of corporations filing a consolidated federal income tax return, and the Company is not a party to any Tax sharing agreement or other arrangement pursuant to which the Company could be liable for the Taxes of any other Person, including any Liability under Treasury Regulation Section 1.1502-6 (or similar provisions of state, local or non-U.S. law), as a transferee or successor, by contract (other than pursuant to contracts entered into in the Ordinary Course of Business and not primarily related to Taxes) or otherwise.

(j)            The accruals for Taxes in the Financial Statements accurately reflect the total amount of all unpaid Taxes, whether or not disputed and whether or not presently due and payable, of the Company as of the close of the period covered by the Financial Statements. Adequate accruals and reserves have been made in the Financial Statements and the books and records of the Company for the payment of all unpaid Taxes of the Company for all periods through the respective dates thereof, as of the Closing Date, whether or not yet due and payable and whether or not disputed by the Company, and to the Knowledge of Sellers, nothing has occurred subsequent to the dates of the Financial Statements, as applicable, or such accruals or reserves in those books and records which make those accruals and reserves inadequate.

(k)            The Company will not be required to include any amount in taxable income, exclude any item of deduction or loss from taxable income, or make any adjustment under Section 481(a) of the Code for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date; (ii) prepaid amount received on or prior to the Closing Date; (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date; (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of applicable state, local or foreign income Tax Laws) executed on or prior to the Closing Date; (v) election under Section 108(i) of the Code made prior to the Closing Date; (vi) deferred income Tax liabilities or deferred assets; or (vii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign law). The Company has not made an election pursuant to Section 965 of the Code.

(l)            The Company is not, nor ever has been, a party to or the beneficiary of any Tax exemption, Tax holiday or other Tax reduction contract or order.

(m)            The Company has not, pursuant to any Applicable Law relating to COVID-19 or any other Applicable Law, deferred any payroll Taxes or taken a credit for any payroll Taxes. The Company has not deferred the withholding, payment or deposit of any payroll Taxes pursuant to the “Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster” issued by the President of the United States on August 8, 2020.

(n)            The Company is not and has never been a United States real property holding corporation (as defined in section 897(c)(2) of the Code) during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

(o)            The Company has not participated in any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b).

(p)            The Company has not distributed stock of another Person, or had any of its equity interests distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361.

Nothing in this Section 3.16, other than the representation set forth in Section 3.16(k) (in the event it may be applicable regarding the same), shall be construed as a representation or warranty regarding the validity of any net operating loss of the Company.

3.17            Finders or Investment Bankers. None of Sellers, the Company or any of their respective directors, managers, members, shareholders, officers or agents has retained or engaged any investment banker, business consultant, financial advisor, broker, finder or other financial intermediary in connection with the Transactions that will require the payment of a fee by Buyer or the Company.

3.18            Insurance. Schedule 3.18 sets forth a list of all policies of insurance maintained by the Company with respect to its properties, assets and business that are currently in force. All required premiums have been paid with respect to such insurance policies through the date hereof. Any insurance required to be maintained by the Company under any agreement or pursuant to Applicable Law is so maintained. The Company is not in default with respect to its obligations under any insurance policy maintained by it, and has not been denied insurance coverage except to the extent that specific insurers declined to provide quotes when coverage was marketed at renewal. No insurance policy maintained by the Company is currently void or voidable by the applicable insurance provider. The Company has no self-insurance or co-insurance programs.

3.19            Real Estate. The Company does not own, nor has it ever owned, any real property and the Company does not lease, sublease, license or occupy any real property or have any other interest in any real property.

3.20            No Undisclosed Liabilities. There are not, with respect to the Company, any material liabilities or obligations of any kind or nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due) (collectively, “Liabilities”), except (a) Liabilities that are accrued or reserved in the financial statements of the Company for the period ending on the Interim Balance Sheet Date; (b) Liabilities that have arisen since the Interim Balance Sheet Date that were incurred in the Ordinary Course of Business; (c) Liabilities disclosed on Schedule 3.20; or (d) Liabilities expressly contemplated to be incurred by this Agreement.

3.21            Solvency. Before giving effect to the Transactions:

(a)            the Company was not and, to the Knowledge of Sellers, the Company will not be insolvent, as that term is used and defined in Section 101(32) of the United States Bankruptcy Code;

(b)            the Company does not have unreasonably small capital nor is the Company engaged or about to engage in a business or a transaction for which any remaining assets of the Company are unreasonably small; and

(c)            by executing, delivering or performing his or its obligations under this Agreement or the other documents related to the Transactions, no Seller intends to hinder, delay or defraud either present or future creditors of the Company or any of such Seller’s Affiliates.

3.22            Banks. Set forth on Schedule 3.22 hereto is (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship; and (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the officers, employees, agents or other similar representatives of the Company having signatory power with respect thereto.

3.23            Accounts Receivable. All accounts receivable of the Company are valid, genuine and subsisting, arose out of bona fide transactions in the Ordinary Course of Business and, except as set forth on Schedule 3.23, are current and collectible (net of the reserves shown on the Interim Financial Statements). No counterclaims, offsetting claims or defenses to collection of such receivables or to the receipt of the goods or services in respect of which such prepaid expenses have been incurred that are material to the current amount of such receivables or prepaid expenses are pending or, to the Knowledge of Sellers, threatened.

3.24            Transactions with Affiliates. Except as set forth on Schedule 3.24, no member, manager, director, officer, former member, former manager, former director, former officer, employee (whether current or former) or beneficiary of, or any other Person not dealing at arm’s length with, the Company, any Seller or any of their respective Affiliates or family members, is engaged in any transaction or arrangement with the business of the Company, other than indemnification rights and similar ordinary course arrangements relating thereto. None of Sellers, their respective Affiliates or family members or the Company’s directors, officers, members, managers, employees or equity holders have been involved in any business arrangement or relationship with the Company within the past 24 months, and none of Sellers, their respective Affiliates or family members or the Company’s directors, officers, members, managers, employees or equity holders owns any asset, tangible or intangible, that is used in the business of the Company.

3.25            Service Warranty. Except as set forth on Schedule 3.25, the Company has not made any express or implied warranties or guarantees with respect to the services rendered by the Company.

ARTICLE IV
Representations and Warranties of Buyer

Buyer represents and warrants to Sellers as follows as of the date hereof and as of the Closing Date:

4.1            Corporate Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

4.2            Authority; Non-Contravention.

(a)            Buyer has the power and authority required to execute and deliver this Agreement and the Transaction Documents to which Buyer is a party and to perform its obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement and the Transaction Documents to which Buyer is a party and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been, and the Transaction Documents to which Buyer is a party will be, duly and validly executed and delivered by Buyer and constitute or will constitute a legal, valid and binding agreement on Buyer’s part, enforceable against Buyer in accordance with its terms, except as the enforceability hereof or thereof may be limited by the Enforcement Exceptions.

(b)            Neither the execution or delivery of this Agreement, the Transaction Documents to which Buyer is a party, nor the consummation of the Transactions will (i) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws or other organizational documents of Buyer or any resolutions or consents adopted by the board of directors of Buyer; (ii) require Buyer to obtain or make any Consents, Filings or Notices of or with any Governmental Entity or any other Person; (iii) violate, conflict with, or result in the breach of any of the terms of, accelerate, result in a modification of, or cause the termination of or give any other contracting party the right to terminate, or constitute a default (or give rise to any right of termination, cancellation, or acceleration) under, or create a penalty under, any provision of any material contract, insurance policy, or license or agreement for or related to material intellectual property; (iv) violate any Applicable Law or Orders applicable to Buyer; or (v) result in the creation of any Lien on any assets of Buyer.

4.3            Investment Intent. Buyer is purchasing the Shares for its own account for investment and not with a view to, or for sale in connection with, any public distribution of any of the Shares. Buyer acknowledges that the sale of the Shares has not been registered under the Securities Act of 1933 or any applicable state securities laws and that the Shares may only be sold or otherwise disposed of under an effective registration statement under the Securities Act of 1933 or under an exemption therefrom.

4.4            Pending Actions. There is no pending or, to the Knowledge of Buyer, threatened Action by or before any Governmental Entity against or relating to Buyer to restrain or prevent the carrying out of the Transactions or that would be reasonably likely to have a material adverse effect on the ability of Buyer to perform this Agreement.

4.5            Finders or Investment Bankers. Neither Buyer nor any of its officers or directors has retained or engaged any investment banker, business consultant, financial advisor, broker, finder or other financial intermediary in connection with the Transactions that will require the payment of any amounts by Seller.

4.6            Purchase Price. Buyer has available cash that is sufficient to enable Buyer to pay the Closing Purchase Price.

ARTICLE V
Covenants

5.1            General, After Closing. In case at any time after the Closing any further actions are necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under ARTICLE VI). Each Seller acknowledges and agrees that from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Company.

5.2            Confidentiality.

(a)            From and after the Closing, each Seller will not, and will cause his or its Affiliates and representatives not to, directly or indirectly, use or disclose (other than to or on behalf of Buyer or the Company) any Confidential Information of or relating to Buyer or the Company or their respective businesses. This Section 5.2(a) shall survive the Closing and shall continue indefinitely; provided, however, that the restrictions in this Section 5.2(a) shall terminate on the fifth anniversary of the Closing with respect to any Confidential Information that does not then constitute a trade secret under Applicable Law. Nothing in this Section 5.2(a) shall be construed to limit or supersede the common law of torts or statutory or other protection of trade secrets where such law provides Buyer or the Company with greater or longer protection than provided in this Section 5.2(a).

(b)            The obligations set forth in Section 5.2(a) shall not apply to any information that a Seller demonstrates is required to be disclosed by subpoena or other mandatory legal process, provided that Seller promptly gives Buyer notice of any request or demand for disclosure of such Confidential Information upon receipt of such request or demand along with a copy of any written correspondence, pleading or other communications concerning the request or demand, and uses reasonable efforts to obtain, and upon request, provides reasonable cooperation should Buyer or the Company seek to obtain, an appropriate protective order.

(c)            “Confidential Information” means any and all technical, business and other information of or relating to the Company or Buyer, their respective businesses or assets that derives value, actual, potential, economic or otherwise, from not being generally known to other Persons, including technical or non-technical data, compositions, devices, methods, techniques, drawings, inventions, processes, financial data, financial plans, product plans, lists of, or information relating to, actual or potential customers or suppliers, acquisition and investment plans and strategies, marketing plans, business plans or operations. Confidential Information includes information of third parties that Buyer or the Company are obligated to or do keep or treat as confidential. Confidential Information also includes the terms, including Purchase Price, of this Agreement and the Transaction Documents.

5.3            Tax Matters. The following provisions will govern the allocation of responsibility as between Buyer and Sellers for certain Tax matters following the Closing Date: Sellers will severally and not jointly, in accordance with their Pro Rata Shares, indemnify the Company and Buyer and hold them harmless from and against any Damages attributable to (i) all Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date, whenever arising, and (ii) any and all Taxes of any Person imposed on the Company pursuant to Treasury Regulations Section 1.1502-6 or as a transferee or successor, by contract or pursuant to any Applicable Law; provided, however, that Sellers will be liable only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) taken into account in determining the Net Working Capital and Debt adjustments. Sellers, severally and not jointly in accordance with their Pro Rata Shares, will reimburse Buyer for any Taxes of the Company that are the responsibility of Sellers pursuant to this Section 5.3 within 15 Business Days after payment of such Taxes by Buyer.

(a)            In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company for the Straddle Period, sales and use Taxes, value-added Taxes, employment Taxes, or withholding Taxes will be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest will be deemed to terminate at such time) and the amount of other Taxes of the Company for a Straddle Period will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(b)            For any Taxable period of the Company that ends on or before the Closing Date, Sellers’ Representative will prepare (or cause to be prepared) consistent with past practice all Tax Returns required to be filed by the Company and will cause such Tax Returns to be timely filed. Sellers’ Representative will (i) provide such Tax Returns to Buyer 30 days before they are filed (or otherwise as soon as commercially practicable), and (ii) make all changes reasonably requested by Buyer.

(c)            Buyer will prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company that are required to be filed by the Company and that Sellers’ Representative is not obligated to prepare and file or cause to be prepared and filed pursuant to Section 5.3(b). Buyer will provide such Tax Returns to Sellers’ Representative 30 days before they are filed (or otherwise as soon as commercially practicable) and Buyer shall discuss in good faith with Sellers’ Representative any changes requested by Sellers’ Representative with respect thereto.

(d)            Each Party will cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 5.3 and any audit, litigation or other Action with respect to Taxes. Such cooperation will include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other Action and making representatives, agents, consultants and employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(e)            All Tax-sharing agreements or similar agreements with respect to or involving the Company will be terminated by Sellers as of the Closing Date and, after the Closing Date, the Company will not be bound thereby or have any Liability thereunder.

(f)            All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the Transactions will be paid 50% by Sellers and 50% by Buyer when due, and the Party primarily responsible under Applicable Law will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by Applicable Law, the other Party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(g)            To the extent allowed by Applicable Law, deductions for Transaction Expenses and other deductible items will be reflected on the Tax Returns of the Company for taxable periods (or portions thereof) ending on or prior to the Closing Date.

(h)            Without the prior written consent of the Sellers’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed), neither Buyer nor any of its Affiliates (including the Company) shall make any Tax election or initiate any voluntary disclosure or filing or amend any Tax Return of the Company for any Pre-Closing Tax Period.

5.4            Covenant Not to Compete and Related Covenants.

(a)            From the Closing Date through the fifth anniversary of the Closing Date (the “Restricted Period”), each Seller other than Betaspring Fund 100, LLC (each, a “Subject Seller”) will not (other than for the benefit of Buyer or its Affiliates (including the Company)), directly or indirectly, own, operate, invest in, lend money to, consult with, manage, act as an agent for or otherwise engage in any business that researches, develops, promotes, offers, sells or provides products or services that make websites easier to use for individuals with disabilities, or that identify issues with or potential improvements to make websites easier to use for individuals with disabilities, or is otherwise the same as or materially similar to the business of the Company or Buyer and its Affiliates (the “Business”) anywhere in the United States or Canada; provided that nothing herein shall prohibit any Subject Seller or any Affiliate of such Seller from owning or holding less than 1% of the outstanding shares of any class of stock of a publicly traded company that operates in the same industry as the Company and whose stock is traded on a recognized domestic or foreign securities exchange or over-the-counter market. For the purposes of this Agreement, the parties specifically agree that this Section 5.4(a) shall not prohibit Shapiro from performing the limited duties and responsibilities required to oversee the operations of a publication business that creates and provides to its readership objective and trustworthy accessibility related information and resources; provided that such limited duties and responsibilities may only be performed for Accessibility.com, LLC.

(b)            During the Restricted Period, each Subject Seller will not (other than for the benefit of Buyer or its Affiliates (including the Company)), directly or indirectly, hire, employ or solicit any individual who is now or later becomes an employee or independent contractor of the Company or an employee or independent contractor of the Company or its Affiliates; provided that this Section 5.4(b) shall not prohibit such Subject Seller or his or its Affiliates from engaging in general solicitations of employment that are not specifically targeted towards any such employees.

(c)            During the Restricted Period, each Subject Seller will not, without the prior written consent of Buyer, directly or indirectly solicit or sell to any current or potential customer or supplier of the Company as of the date hereof any products or services that are competitive with the products and services of the Company or directly or indirectly take any action to encourage any current or potential customer or supplier of the Company to terminate or reduce its purchases from, or sales to, the Company of any of the products or services that were purchased from or sold to the Company prior to the date hereof.

(d)            During the Restricted Period, each Subject Seller will not, without the prior written consent of Buyer, publicly criticize or disparage in any manner or by any means (whether written or oral, express or implied) the Company or its Affiliates or any aspect of the Company’s or its Affiliates’ management, policies, operations, products, services, practices or personnel.

(e)            Each Subject Seller specifically acknowledges and agrees that (i) this Section 5.4 is reasonable and necessary to ensure that Buyer receives the expected benefits of acquiring the Shares, (ii) Buyer has refused to enter into this Agreement in the absence of this Section 5.4 and (iii) breach of this Section 5.4 will harm Buyer to such an extent that monetary damages alone would be an inadequate remedy and Buyer would not have an adequate remedy at law. Therefore, in the event of a breach by any Seller of this Section 5.4, (A) Buyer (in addition to all other remedies Buyer may have, including the recovery of attorneys’ fees as provided herein) will be entitled to an injunction and other equitable relief (without posting any bond or other security) restraining any Subject Seller from committing or continuing such breach and to enforce specifically this Section 5.4 and its terms and (B) the duration of the Restricted Period will be extended beyond its then-scheduled termination date for a period equal to the duration of such breach.

5.5            Post-Closing Access. Throughout the four-year period after Closing, subject to the reasonable confidentiality precautions of the Party whose information is being accessed, each Party will, during normal business hours and upon reasonable notice from any requesting Party: (a) cause such requesting Party and such requesting Party’s representatives to have reasonable access to the books and records (including financial and Tax records, Tax Returns, files, papers and related items) of such Party, and to the personnel responsible for preparing and maintaining such books and records, in each case to the extent necessary or reasonably desirable to (i) prepare or audit financial statements, (ii) prepare or file Tax Returns or (iii) address other Tax, accounting, financial or legal matters or respond to any investigation or other inquiry by or under the control of any Governmental Entity; and (b) permit such requesting Party and such requesting Party’s representatives to make copies of such books and records for the foregoing purposes, at such requesting Party’s expense.

5.6            Employee Matters. Buyer will offer employment to those Business Employees identified on Schedule 5.6 (the “Offered Employees”), with such employment to commence immediately following the Closing Date (subject to each such Offered Employee’s satisfaction of any pre-employment conditions imposed by Buyer). Any such offers of employment by Buyer will be on an “at will” basis and will be contingent upon each Offered Employee accepting employment with Buyer on such additional terms and conditions as Buyer may determine, including the satisfactory outcome of Buyer’s normal background screening process. Those Offered Employees who accept such offers of employment effective as of immediately following the Closing Date and who successfully satisfy all conditions of employment established by Buyer will be referred to herein as the “Buyer Employees”.

ARTICLE VI
Indemnification

6.1            Survival of Representations, Warranties and Covenants.

(a)            The representations and warranties of the Parties provided hereunder will survive the Closing and will expire and terminate 18 months thereafter, except for (i) representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.13, 3.16, 3.17, 3.24, 4.1, 4.2(a) and 4.5 (the “Fundamental Reps”), or in any Schedule related thereto, or in any certificate delivered in connection therewith, which will survive until the expiration of the statute of limitations period underlying any cause of action or claim relating to the subject matter of the Fundamental Reps, and (ii) claims based on fraud, intentional misrepresentation or willful misconduct (“Fraud Claims”), which will survive indefinitely.

(b)            Each covenant and agreement (i.e., other than representations and warranties) herein, and all associated rights to indemnification, will survive Closing and will continue in full force thereafter until all Liability hereunder relating thereto is barred by all applicable statutes of limitation.

(c)            For each claim for indemnification under this Agreement regarding a breach of a representation or warranty that is made prior to expiration of such representation or warranty, such claim and associated right to indemnification will not terminate before final determination and satisfaction of such claim.

6.2            Indemnity.

(a)            From and after the Closing, Sellers, severally and not jointly, in accordance with their Pro Rata Shares, will indemnify and hold harmless Buyer (and its directors, officers, employees, Affiliates (including the Company after the Closing Date), successors, heirs and legal representatives) (the “Buyer Indemnified Parties”) against any and all losses, debts, Liabilities, damages, diminution in value, obligations, claims, demands, judgments, and settlements, whether asserted by third parties or incurred or sustained in the absence of third-party claims, including all costs and expenses, including interest, penalties, and reasonable attorneys’ fees, and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, “Damages”) incurred in connection with, resulting from, or arising out of:

(i)            the breach of any representation or warranty of Sellers set forth in ARTICLE III hereof (or in any related Schedule or certificate);

(ii)            the breach or failure to comply with any covenant or agreement on the part of Sellers set forth in this Agreement;

(iii)          any Debt or any Transaction Expenses that are not included in the calculation of Purchase Price;

(iv)          any Taxes or related payments that are the responsibility of Sellers pursuant to Section 5.3;

(v)           any Liability that the Company or Buyer or any of its Affiliates may suffer or incur resulting from, arising out of, or relating to any COVID-Related Program in which the Company participated before the Closing Date or the Company’s failure to have complied with any of the terms or conditions of any COVID-Related Program;

(vi)          the matters set forth on Schedule 6.2(a)(vi); or

(vii)        any Actions related to the foregoing.

For the purposes of this Agreement, “Actions” means all actions, suits, claims, proceedings, investigations, audits, examinations, demands, assessments, fines, judgments, settlements, interest, penalties, costs, remedial actions and other expenses.

(b)            From and after the Closing, Buyer will indemnify Sellers (and their directors, officers, employees, Affiliates, successors, heirs and legal representatives) (“Seller Indemnified Parties”) against all Damages incurred in connection with, resulting from or arising out of:

(i)            the breach of any representation or warranty of Buyer set forth in ARTICLE IV hereof (or in any related certificate);

(ii)           the breach or failure to comply with any covenant or agreement on the part of Buyer set forth in this Agreement; or

(iii)          any Actions related to the foregoing.

6.3            Additional Indemnity Provisions.

(a)            No Seller will have any obligations under Section 6.2(a)(i) (other than regarding any breach of any Fundamental Rep or Fraud Claim, for which the threshold will be $0), unless and until the aggregate amount of indemnification for which Sellers are obligated thereunder exceeds $50,000 (the “Threshold”), at which point Sellers will be liable for all Damages from the first dollar.

(b)            Sellers’ obligations under Section 6.2(a)(i), other than regarding any breach of any Fundamental Rep or Fraud Claim, in the aggregate, will not exceed an amount equal to $2,000,000 (the “Cap”).

(c)            Other than with respect to Fraud Claims, the maximum amount that any Buyer Indemnified Party may recover from Sellers in the aggregate for all Damages arising under Section 6.2(a)(i) will not exceed the Purchase Price.

(d)            Buyer will not have any obligation under Section 6.2(b)(i) (other than regarding any breach of any Fundamental Rep or Fraud Claim, for which the threshold will be $0), unless and until the aggregate amount of indemnification for which Buyer is obligated thereunder exceeds the Threshold, at which point Buyer will be liable for all Damages from the first dollar.

(e)            Buyer’s obligations under Section 6.2(b)(i), other than regarding breach of any Fundamental Rep or Fraud Claim, in the aggregate, will not exceed an amount equal to the Cap.

(f)            Other than with respect to Fraud Claims, the maximum amount that any Seller Indemnified Party may recover from Buyer in the aggregate for all Damages arising under Section 6.2(b)(i) will not exceed the Purchase Price.

(g)            For purposes of this ARTICLE VI, other than with respect to the representations and warranties contained in Section 3.10(a) and with respect to the term “Material Contract”, in determining (i) whether a breach of a representation or warranty has occurred and (ii) the amount of Damages arising out of or resulting from a breach of a representation or warranty, all materiality, Material Adverse Effect or similar standard or qualification contained therein will be ignored and each such representation and warranty will be read and interpreted without regard to any such materiality, Material Adverse Effect or similar standard or qualification contained therein.

(h)            No Seller Indemnified Party will have any right to indemnification from the Company under the Company’s organizational documents, or any agreement between the Company and such Seller Indemnified Party, for any Damages, including those to which Buyer is entitled to indemnification under this ARTICLE VI or would be entitled but for the limits on indemnification set forth in this Section 6.3.

(i)            The amount of Damages for which indemnification is provided under this Agreement shall be reduced by the Tax benefit actually received by the Indemnitee with respect to such Damages.

6.4            Indemnification Procedures. All claims for indemnification by a Party entitled to be indemnified under this ARTICLE VI (an “Indemnitee”) by another Party hereto (an “Indemnitor”) will be asserted and resolved as follows:

(a)            If any claim or demand for which an Indemnitee may claim indemnity is asserted against or sought to be collected from an Indemnitee by a third party, the Indemnitee will notify the Indemnitor as promptly as practicable following the receipt by the Indemnitee of such claim or demand specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate will not be conclusive of the final amount of such claim and demand) (the “Claim Notice”); provided, however, that the failure so to notify the Indemnitor will not relieve the Indemnitor from any liability it may have to the Indemnitee under this ARTICLE VI unless, and only to the extent that, such failure so to notify results in the loss of substantive rights or defenses. The Claim Notice will not prejudice any claim or demand with respect to which indemnification is sought.

(b)            An Indemnitor will have 30 days from the date on which the Claim Notice is duly given (the “Notice Period”) to notify an Indemnitee (i) whether or not it disputes the liability of the Indemnitor to the Indemnitee hereunder with respect to such claim or demand and (ii) whether or not the Indemnitor desires, at its sole cost and expense, to defend the Indemnitee against such claim or demand; provided, however, that the Indemnitee is hereby authorized to file, during the Notice Period, any motion, answer or other pleading that Indemnitee deems necessary or appropriate to protect its interests or those of the Indemnitor and that are not prejudicial to Indemnitor.

(c)            If an Indemnitor notifies an Indemnitee within the Notice Period that it desires to defend the Indemnitee against such third-party claim or demand, then (subject to the proviso below) the Indemnitor will defend, at its sole cost and expense, the Indemnitee by appropriate proceedings, will use its reasonable best efforts to settle or prosecute such proceedings to a final conclusion in such a manner as to avoid the Indemnitee becoming subject to any injunctive or other equitable order for relief or to liability for any other matter, and will control the conduct of such defense; provided, however, that the Indemnitor may only assume such defense if (i) the Indemnitor acknowledges in writing that it is responsible for and will bear all monetary damages relating to such third-party claim or demand; (ii) the Indemnitor provides the Indemnitee with evidence reasonably acceptable to the Indemnitee that the Indemnitor will have adequate financial resources to defend against such third-party claim or demand and fulfill its indemnification obligations hereunder; (iii) the third-party claim or demand involves only money damages and does not seek an injunction or other equitable relief; (iv) the maximum amount of monetary damages and related costs and expenses which could be payable with respect to such third-party claim or demand does not exceed the maximum liability of the Indemnitor with respect to such third-party claim or demand hereunder; and (v) the Indemnitee has not been advised by counsel that an actual or potential conflict exists between the Indemnitee and the Indemnitor in connection with the defense of such third-party claim or demand. The Indemnitor agrees that it will not, without the prior written consent of the Indemnitee, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if the Indemnitee is a party thereto or is reasonably likely to be made a party thereto) (i) if such settlement, compromise or consent does not include an unconditional release of the Indemnitee and its directors, officers, employees, Affiliates, successors, heirs and legal representatives from all liability arising or that may arise out of such claim, action or proceeding; (ii) if such settlement, compromise or consent would involve relief other than money damages not in excess of the maximum liability of the Indemnitor with respect to such claim, action or proceeding hereunder, including any type of injunctive or other equitable relief; or (iii) if such settlement, compromise or consent would result in the imprisonment of, or a criminal judgment, penalty or fine against, the Indemnitee or any of its directors, officers, employees, Affiliates, successors, heirs and legal representatives. If the defendants in any such claim or demand include both the Indemnitor and the Indemnitee, and there are legal defenses or rights available to the Indemnitee that are different from, in actual or potential conflict with, or additional to those available to the Indemnitor, such that one firm of legal counsel may not permissibly represent both Indemnitor and Indemnitee, the Indemnitee will have the right to select one law firm (and local counsel) to act at the Indemnitor’s expense as separate counsel, on behalf of the Indemnitee. In addition, if the Indemnitee desires to participate in, but not control, any other defense or settlement, it may do so at its sole cost and expense. So long as the Indemnitor is defending in good faith any such claim or demand, the Indemnitee will not settle such claim or demand without the consent of the Indemnitor.

(d)            Before the Indemnitor’s settling of any claim or demand the defense of which it has assumed control, the Indemnitor will obtain the Indemnitee’s approval, confirmed in writing in accordance with the notice provisions hereof, which approval will not be unreasonably withheld or delayed. If the Indemnitee fails to timely notify the Indemnitor of its approval of such settlement, the Indemnitee will thereupon become liable, from and after the date on which its approval was sought, for the amount of any award, costs, or expenses in excess of the proposed settlement amount and will have the right to elect to control the defense of such claim at its sole cost and expense.

(e)            If the Indemnitee should have a claim against the Indemnitor hereunder that does not involve a claim or demand being asserted against or sought to be collected from the Indemnitee by a third party, the Indemnitee will send a Claim Notice with respect to such claim to the Indemnitor as soon as practicable; provided, however, that the failure so to notify the Indemnitor will not relieve the Indemnitor from any liability it may have to the Indemnitee under this ARTICLE VI unless, and only to the extent that, such failure so to notify results in the loss of substantive rights or defenses. If the Indemnitor does not notify the Indemnitee within the Notice Period that it disputes such claim, the Indemnitor will be liable for the amount of any Damages related thereto (subject to the limitations set forth in Section 6.3).

6.5            Effect of Purchase Price Adjustment. Any Damages for which a Party would otherwise be obligated to provide indemnification hereunder will be offset to the extent (but only to the extent) such Damage is reflected in the adjustments to the Purchase Price under Section 1.4.

6.6            Indemnification Adjusts Purchase Price for Tax Purposes. Each Party will, including retroactively, treat indemnification payments under this Agreement as adjustments to the Purchase Price for Tax purposes to the extent permitted under Applicable Law.

6.7            Exclusive Remedy. Notwithstanding any other term herein, except for Damages arising out of Fraud Claims, the terms in this ARTICLE VI set forth the sole and exclusive remedies for money damages for the matters in this Agreement, including for breach of any representation, warranty, covenant, obligation or agreement in this Agreement.

6.8            Indemnity Escrow. The Indemnity Escrow Amount may be used to satisfy Sellers’ obligations under Section 6.2(a)(vi) (and Section 6.2(a)(vii) to the extent related to such Section) and will be placed into an escrow account (the “Indemnity Escrow Account”) pursuant to Section 1.3(a) to secure such obligations. Disbursements from the Indemnity Escrow Account will occur pursuant to the terms of this Agreement and the Escrow Agreement. Buyer and Sellers’ Representative will provide written instructions to the Escrow Agent as necessary to give effect to the terms of this Agreement and the Escrow Agreement and in furtherance of the foregoing, Buyer and Sellers’ Representative shall provide joint written instructions to the Escrow Agent at the close of the Business Day on or immediately after May 15, 2025 directing the Escrow Agent to disburse any remaining funds held in the Indemnity Escrow Account not subject to a Claim Notice (as defined in the Escrow Agreement) in accordance with the Escrow Agreement.

ARTICLE VII
Miscellaneous

7.1            Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of Buyer and Sellers’ Representative.

7.2            Waiver of Compliance; Consents. Any failure of a Party to comply with any obligation, covenant, agreement or condition herein, to the extent legally allowed, may be waived in writing by the others, but any such waiver or failure to insist upon strict compliance with the obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any Party hereto, the consent will be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 7.2.

7.3            Press Releases and Public Announcements. Neither Sellers nor Sellers’ Representative may issue any press release or make any public announcement (including via any social media channel) relating to the subject matter hereof without the prior written approval of Buyer. Buyer shall provide Sellers’ Representative prior notice of, and reasonable opportunity to comment on, the initial press release relating to the Transactions to the extent practicable.

7.4            Notices. All notices, requests, demands and other communications under this Agreement will be in writing and will be deemed to have been duly given if given by email and (a) on the date of service if served personally on the Party to whom notice is to be given; (b) on the day of transmission if sent via email to the email address given below, and such notice is subsequently sent for delivery by overnight courier or mail; (c) on the Business Day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service for delivery as set forth below; or (d) on the fifth day after mailing, if mailed to the Party to whom notice is to be given, by first-class mail, registered or certified, return-receipt requested, postage prepaid and properly addressed, to the Party as follows:

(i) If to Sellers or Sellers’ Representative at (or in care of): [...***...] Attn: Mark Shapiro Email: [...***...]	with a copy (which will not constitute notice) to: Howell Legal Inc. 19 Bassett Street, Suite 220 Providence, RI 02903 Attn: Theodore Howell Email: ted@howell-legal.com
(ii) if to Buyer or the Company after Closing, to: AudioEye, Inc. 5210 E. Williams Circle, Suite 750 Tucson, AZ 85711 Attn: General Counsel Email: [...***...]

with a copy (which will not constitute notice) to:

Faegre Drinker Biddle & Reath LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402

Attn: Matthew Kuhn & Andrea Scheder

Email: matt.kuhn@faegredrinker.com

andrea.scheder@faegredrinker.com

Fax: (612) 766-1600

7.5            Assignment; Third-Party Beneficiaries. This Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party without the prior written consent of the other Party or Parties, except that (a) nothing herein will be deemed to prohibit the assignment of this Agreement by Buyer to any Affiliate of Buyer and (b) Buyer shall be permitted to designate any Affiliate of Buyer to acquire the Shares at the Closing, provided that, in either event, Buyer will not be released or discharged from its obligations hereunder. This Agreement is not intended to confer upon any other Person except the Parties any rights or remedies hereunder.

7.6            Legal Representation. The Parties participated jointly in the negotiation and drafting of this Agreement and the documents relating hereto, and each Party was (or had ample opportunity to be) represented by legal counsel in connection with this Agreement and such other documents and each Party and each Party’s counsel has reviewed and revised (or had ample opportunity to review and revise) this Agreement and such other documents; therefore, if an ambiguity or question of intent or interpretation arises, then this Agreement and such other documents will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the terms hereof or thereof.

7.7            Rules of Interpretation; Certain Definitions. As used in this Agreement:

(a)            “including” means “including without limitation”;

(b)            “Person” means an individual, a partnership, a limited liability company, a joint venture, a corporation, a trust, an unincorporated organization or a Governmental Entity;

(c)            “Affiliate” has the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934;

(d)            “Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks in New York, New York are authorized by Applicable Law to remain closed;

(e)            “Knowledge” means, (i) with respect to an individual, the actual knowledge after reasonable inquiry of such individual; or (ii) with respect to a Person other than an individual, the actual knowledge after reasonable inquiry of any individual who is serving as a director or officer (or similar executive) of such Person;

(f)            “Material Adverse Effect” means any condition, circumstance, event or occurrence that, individually or in the aggregate, has had or would be reasonably likely to have a material adverse effect on (i) the Company or the assets, Liabilities, business, financial condition, operations, or results of operation of the Company, taken as a whole, (other than (A) the announcement of the Transactions or the satisfaction of the obligations set forth herein; (B) changes in the general economic conditions or political climate in the United States or any region in which the Company operates; (C) changes in the United States or global financial or commodity markets; (D) changes generally applicable to the Company’s industry; (E) natural disasters, labor unrest, strikes, acts of wars, terrorism, sabotage and other “acts of God”; (F) any change in applicable accounting requirements or principles or interpretations or implementations thereof, or any change in applicable Law or the implementation or interpretations thereof by Governmental Entities; or (G) COVID-19 or any Laws, directives, pronouncement or guideline issued by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or the Company’s compliance therewith; except to the extent that, with respect to clauses (B), (C), (D), (E), (F) or (G), the changes or conditions have a disproportionate effect on the Company (relative to other industry participants)); or (ii) the ability of the Company or Seller to consummate the Transactions.

(g)            “Ordinary Course of Business” means any action (which includes, for this definition, any failure to take action), condition, circumstance or status of or regarding a Person that is: (i) consistent with the past practices of such Person and is taken or exists in the ordinary course of the normal operations of such Person; or (ii) similar in nature and magnitude to actions customarily taken (or not taken) without any specific authorization by the board of directors or management board (or by any Person or group of Persons exercising similar authority) of such Person;

(h)           the table of contents and Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties, and will not affect the meaning or interpretation of this Agreement;

(i)            all dollar amounts are expressed in United States dollars and will be paid in cash (unless expressly stated herein to the contrary) in United States currency;

(j)            all references to statutes are deemed to refer to such statutes as amended from time to time or as superseded by comparable successor statutory provisions, but in each case as in effect at the time of the relevant event;

(k)           terms used in the plural include the singular, and vice versa, unless the context clearly otherwise requires;

(l)            unless expressly stated herein to the contrary, reference to any agreement, instrument or other document means such agreement, instrument or document as amended or modified and as in effect from time to time in accordance with the terms thereof;

(m)          all references to Sections or Articles are to Sections or Articles of this Agreement, unless otherwise specified;

(n)           with respect to all dates and time periods in or referred to in this Agreement, time is of the essence;

(o)           unless expressly stated herein to the contrary, reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and as in effect from time to time, including any rule or regulation promulgated thereunder;

(p)           unless expressly stated herein to the contrary, reference to a document, including this Agreement, will be deemed to also refer to each annex, addendum, exhibit, schedule or other attachment thereto;

(q)           each representation, warranty, covenant and agreement herein will have independent significance, and if any Party has breached any representation, warranty, covenant or agreement herein in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) that such Party has not breached will not detract from or mitigate the fact that such Party is in breach of such first representation, warranty, covenant or agreement;

(r)            all references to a statute of limitations will mean such statute of limitations as it may be tolled or extended by Applicable Law; and

(s)            the word “or” is disjunctive but not necessarily exclusive.

7.8            Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, to the exclusion of the law of any other forum and notwithstanding any jurisdiction’s choice-of-law rules to the contrary.

7.9            Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Such counterparts may be executed and delivered by facsimile or other electronic means by any of the Parties, and the receiving Party may rely on the receipt of such document so executed and delivered as if the original had been received.

7.10            Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, embodies the entire agreement and understanding of the Parties in respect of the subject matter contained herein and supersedes all prior agreements and understandings among the Parties with respect to that subject matter. There are no restrictions, promises, representations, warranties (express or implied), covenants or undertakings of the Parties, other than those expressly set forth or referred to in this Agreement.

7.11            Schedules; Certificates. The schedules (the “Schedules”) attached hereto and certificates and instruments delivered hereunder are integral parts of this Agreement. All statements contained in the Schedules hereto, or in any certificate or instrument delivered by or on behalf of a Party under this Agreement at Closing, will be deemed to be representations and warranties of the applicable Party hereunder. The mere listing in the Schedule of a document or other item will not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (unless the representation or warranty has to do with the existence of the document or other item itself or the mere listing of the document or item in the Schedule otherwise reasonably informs Buyer of an exception to the representation or warranty).

7.12            Severability; Blue-Pencil. The terms of this Agreement will, where possible, be interpreted and enforced so as to sustain their legality and enforceability, read as if they cover only the specific situation to which they are being applied and enforced to the fullest extent permissible under Applicable Law. If any term of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced, then it is the Parties’ intent that all other terms of this Agreement will nevertheless remain in full force and effect, and such term automatically will be amended so that it is valid, legal and enforceable to the maximum extent permitted by any Applicable Law but as close to the Parties’ original intent as is permissible.

7.13            Equitable Remedies. Each Party acknowledges and agrees that each other Party would be damaged irreparably in the event any term of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party will be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. In particular, each Party acknowledges that the business of the Company is unique and recognizes and affirms that in the event any Party breaches this Agreement, money damages may be inadequate and such non-breaching Party would have no adequate remedy at law, so that such non-breaching Party will have the right, in addition to any other rights and remedies existing in its favor, to seek enforcement of its rights and each other Party’s obligations hereunder not only by action for damages but also by action for specific performance, injunctive or other equitable relief.

7.14            Expenses. Except as is expressly stated otherwise herein, whether or not the Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the Transactions will be paid by the Party or Parties incurring such costs and expenses.

7.15            Dispute Resolution; Jurisdiction, Venue and Waiver of Jury Trial.

(a)            The Parties hereto agree that they will attempt to resolve any disputes arising hereunder through non-binding mediation in a mutually agreeable format. In the event that the Parties cannot agree to a mediation format, or any Party is not satisfied with the results of mediation, each Party retains its right to pursue litigation.

(b)            EXCEPT AS PROVIDED IN SECTIONS 1.4 AND 1.5, EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY APPROPRIATE STATE OR FEDERAL COURT OF RECORD IN THE STATE OF DELAWARE IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND TO THE RESPECTIVE COURTS TO WHICH AN APPEAL OF THE DECISIONS OF ANY SUCH COURTS MAY BE TAKEN, AND EACH PARTY AGREES NOT TO COMMENCE, OR COOPERATE IN OR ENCOURAGE THE COMMENCEMENT OF, ANY SUCH ACTION, SUIT OR PROCEEDING, EXCEPT IN SUCH A COURT. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE THEREIN OF SUCH AN ACTION, SUIT OR PROCEEDING. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF A COPY OF THE SUMMONS AND COMPLAINT, AND ANY OTHER PROCESS WITH RESPECT TO ANY SUCH PROCEEDING THAT MAY BE SERVED IN ANY SUCH PROCEEDING, BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, BY DELIVERING A COPY THEREOF TO SUCH PARTY AT ITS RESPECTIVE ADDRESS SPECIFIED THEREFOR IN SECTION 7.4, BY THE REQUIREMENTS OF Section 7.4 OR BY ANY OTHER METHOD PROVIDED BY APPLICABLE LAW. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN ANY SUCH ACTION, SUIT OR PROCEEDING.

7.16            Sellers’ Representative. Each Seller hereby irrevocably constitutes and appoints the Sellers’ Representative as such Seller’s agent and attorney-in-fact, with full power and authority to act, including full power of substitution, in his, her or its name and on his, her or its behalf with respect to all matters arising from or in any way relating to this Agreement or any Transaction Documents or the sale of the Shares, including to do all things and to perform all acts required or deemed advisable, in its sole discretion, in connection with the sale of the Shares as fully as such Seller could if then personally present and acting alone. Without limitation, (a) any communication or other delivery validly delivered to the Sellers’ Representative shall be deemed to have been validly delivered to each Seller, (b) any consent given or waiver of any provision of this Agreement or any Transaction Document, by the Sellers’ Representative shall be binding upon each and every Seller, and (c) the Sellers’ Representative is hereby authorized to execute for and on behalf of each Seller any amendment to this Agreement or any Transaction Document, including any engagement, indemnity and other agreements as the Accountant may require as a condition to any engagement contemplated by this Agreement. This appointment of agency and this power of attorney is coupled with an interest and shall be irrevocable and shall not be terminated by any Seller or by operation of law. Neither the Sellers’ Representative nor any agent employed by it shall incur any liability to any other person by virtue of the failure or refusal of the Sellers’ Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of its other duties hereunder or any of its omissions or actions with respect thereto. The Sellers, severally but not jointly, agree to indemnify the Sellers’ Representative, his successors, assigns, agents, attorneys and affiliates (the “Sellers’ Representative Parties”) and to hold the Sellers’ Representative Parties harmless against any and all losses, liabilities or expenses incurred without bad faith on the part of the Sellers’ Representative and arising out of or in connection with his duties as Sellers’ Representative, including the reasonable costs and expenses incurred by the Sellers’ Representative in defending against any claim or liability in connection herewith. Buyer shall be entitled to rely on any and all action taken by the Sellers’ Representative without any liability to, or obligation to inquire of, any Seller. Any out-of-pocket costs and expenses reasonably incurred by the Sellers’ Representative in connection with actions taken by the Sellers’ Representative pursuant to the terms of this Agreement will be paid by the Sellers based on their Pro Rata Share, as set forth on Schedule I, upon demand.

[Remainder of Page Intentionally Blank;
Signature Pages to Follow]

In witness whereof, the Parties have caused this Agreement to be executed as of the date first written above.

BUYER:

AUDIOEYE, INC.

By:	/s/ David Moradi
Name:	David Moradi
Title:	Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

In witness whereof, the Parties have caused this Agreement to be executed as of the date first written above.

SELLERS:

/s/ Mark Shapiro
Mark Shapiro

/s/ Kim Testa
Kim Testa

/s/ Garry Harstad
Garry Harstad

/s/ Ken Berquist
Ken Berquist

BETASPRING FUND 100, LLC by Its Manager
Betaspring Managers 100, LLC by Its Manager

/s/ Owen D Johnson
Owen D Johnson

SELLERS’ REPRESENTATIVE:

/s/ Mark Shapiro
Mark Shapiro

[Signature Page to Stock Purchase Agreement]

Exhibits

Exhibit 2.2(a)	Form of Share Assignment
Exhibit 2.2(b)	Form of Waiver and Release
Exhibit 2.2(g)	Employment Agreement
Exhibit 2.2(i)	Escrow Agreement
Exhibit 2.2(k)	Agreements to be Terminated
Exhibit 2.2(l)	Company Plans to be Terminated

Schedules

Schedule I	Allocation Schedule

Schedule 1.5	Earn-Out Payments
Schedule 1.5(b)	Total Consideration Statements
Schedule 3.1(a)	Qualifications
Schedule 3.2	Capitalization
Schedule 3.5	Noncontravention
Schedule 3.6(a)	Annual Financial Statements
Schedule 3.6(b)	Interim Financial Statements
Schedule 3.6(c)	COVID-19 Funds
Schedule 3.8(c)	Permits
Schedule 3.10(b)	Absence of Certain Changes or Events
Schedule 3.11	Material Contracts
Schedule 3.12(a)	Customers
Schedule 3.13(a)	Company Plans
Schedule 3.13(h)	Business Employee Obligations
Schedule 3.13(n)	Business Employees
Schedule 3.14(c)	Intellectual Property Infringement
Schedule 3.14(d)	Intellectual Property
Schedule 3.14(g)	Royalties; License Fees
Schedule 3.14(l)	Open Source Software
Schedule 3.18	Insurance
Schedule 3.20	Liabilities
Schedule 3.22	Banks
Schedule 3.23	Uncollectable Accounts Receivable
Schedule 3.24	Transactions with Affiliates
Schedule 3.25	Warranties
Schedule 5.6	Offered Employees
Schedule 6.2(a)(vi)	Specific Indemnity Matters

Glossary of Defined Terms

Defined Term	Section
2022 Annual Non-Recurring Revenue	Schedule 1.5
2022 Annual Recurring Revenue	Schedule 1.5
2022 Non-Recurring Revenue Amount	Schedule 1.5
2022 Period	1.5(b)
2022 Recurring Revenue Amount	Schedule 1.5
2022 Subsequent Amount	Schedule 1.5
2022 Target	Schedule 1.5
2022 Total Consideration	1.5(f)
2023 Annual Non-Recurring Revenue	Schedule 1.5
2023 Annual Recurring Revenue	Schedule 1.5
2023 Non-Recurring Revenue Amount	Schedule 1.5
2023 Recurring Revenue Amount	Schedule 1.5
2023 Subsequent Amount	Schedule 1.5
2021 Financial Statements	3.6(a)
Accountant	1.4(c)
Actions	6.2(a)
Adjustment Escrow Amount	1.3(a)
Adjustment Shortfall	1.4(f)(i)
Affiliate	7.7(c)
Agreement	Preamble
Allocation Schedule	1.3(b)
Anniversary Payment	1.5(f)

Defined Term	Section

Annual Financial Statements	3.6(a)
Annual Non-Recurring Revenue	Schedule 1.5
Annual Recurring Revenue	Schedule 1.5
Applicable Law	3.5
Base Closing Amount	1.2(a)
Business	5.4(a)
Business Day	7.7(d)
Business Employees	3.13(n)
Buyer	Preamble
Buyer Employees	5.6
Buyer Indemnified Parties	6.2(a)
Cap	6.3(b)
Cause	1.5(j)
Claim Notice	6.4(a)
Closing	2.1
Closing Purchase Price	1.2(b)(vi)
Closing Company Cash	1.4(b)
Closing Date	2.1
Closing Debt	1.4(b)
Closing Net Working Capital	1.4(b)
Closing Purchase Price	1.2(b)(vi)

Defined Term	Section

Closing Transaction Expenses	1.4(b)
Code	3.13(a)(vii)
Company	Preamble
Company Cash	1.4(h)
Company Plans	3.13(a)
Confidential Information	5.2(c)
Consents, Filings and Notices	3.5
COVID-19	3.6(c)
COVID-Related Programs	3.6(c)
Damages	6.2(a)
Debt	1.4(i)
Earn-Out Period	1.5(c)
Effective Time	2.1
Employment Agreement	2.2(g)
Enforcement Exceptions	3.4
ERISA	3.13(a)(iv)
ERISA Affiliate	3.13(e)
Escrow Agent	2.2(i)
Escrow Agreement	2.2(i)
Estimated Adjustment Amount	1.4(f)(i)
Estimated Closing Company Cash	1.4(a)
Estimated Debt	1.4(a)
Estimated Net Working Capital	1.4(a)
Estimated Transaction Expenses	1.4(a)
Final Adjustment Amount	1.4(f)(i)
Final Closing Company Cash	1.4(b)
Final Closing Debt	1.4(b)
Final Closing Transaction Expenses	1.4(b)
Final Net Working Capital	1.4(b)
Final Statement	1.4(b)
Financial Statements	3.6(a)
Fraud Claims	6.1(a)
Fundamental Reps	6.1(a)
GAAP	1.4(a)
Good Reason	1.5(j)
Good Reason Date	1.5(j)
Governmental Entity	3.5
Indemnitee	6.4
Indemnitor	6.4
Indemnity Escrow Account	6.8
Indemnity Escrow Amount	1.3(a)
Intellectual Property	3.14(a)
Interim Balance Sheet	3.6(a)
Interim Balance Sheet Date	3.6(a)

Defined Term	Section

Interim Financial Statements	3.6(a)
IRS	3.13(b)
Knowledge	7.7(e)
Liabilities	3.20
Liens	3.2
Material Adverse Effect	7.7(f)
Material Contracts	3.11(a)
Measurement Time	1.4(a)
Net Working Capital	1.4(k)
Notice of Disagreement	1.4(c)
Notice Period	6.4(b)
Offer Letters	2.2(h)
Offered Employees	5.6
Open Source Materials	3.14(l)
Orders	3.5
Ordinary Course of Business	7.7(g)
Parties	Preamble
Permits	3.8(c)
Permitted Liens	3.7(a)
Person	7.7(b)
Personal Information	3.14(i)
Positive Adjustment	1.4(f)(i)
Pre-Closing Statement	1.4(a)
Privacy and Security Laws or Standards	3.14(i)
Pro Rata Share	1.3(b)
Purchase Price	1.2(c)
Restricted Period	5.4(a)
Schedules	7.11
Seller Indemnified Parties	6.2(b)
Sellers	Preamble
Sellers’ Representative	Preamble
Shapiro	Preamble
Shares	Recitals
Straddle Period	5.3(a)
Subject Seller	5.4(a)
Target Net Working Capital	1.4(j)
Tax Returns	3.16(a)
Taxes	3.16(a)
Threshold	6.3(a)
Total Consideration	Schedule 1.5
Total Consideration Dispute Notice	1.5(d)
Total Consideration Statement	1.5(b)
Transaction Documents	3.2
Transaction Expenses	1.4(l)
Transactions	Recitals